EXHIBIT 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

AMONG

ANESIVA, INC.,

ARCA ACQUISITION CORPORATION

AND

ARCION THERAPEUTICS, INC.

AND

WITH RESPECT TO ARTICLES V AND IX ONLY

THE STOCKHOLDERS NAMED HEREIN

August 4, 2009

(i)

(ii)

(iii)

LIST OF SCHEDULES

Schedule I	Company Stockholders

LIST OF ANNEXES

Annex A	List of Parent Stockholders Executing the Parent Voting Agreement

Annex B	Directors of Parent

LIST OF EXHIBITS

Exhibit A	Form of Parent Voting Agreement

Exhibit B	Form of Certificate of Incorporation of Surviving Corporation

Exhibit C	Form of Bylaws of Surviving Corporation

(iv)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 4, 2009 (the “Agreement Date”) by and among Anesiva, Inc., a Delaware corporation (“Parent”), Arca Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Arcion Therapeutics, Inc., a Delaware corporation (the “Company”) and, with respect to Articles V and IX only, each of the stockholders of the Company listed on Schedule I attached hereto (the “Company Stockholders”).

RECITALS

A. The parties intend that, subject to the terms and conditions hereinafter set forth, Merger Sub shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation of the Merger (the “Surviving Corporation”), on the terms and subject to the conditions of this Agreement and pursuant to the applicable provisions of the General Corporation Law of the State of Delaware (“Delaware Law”).

B. The Boards of Directors of Parent, Merger Sub and the Company have determined that the Merger is in the best interests of their respective stockholders and have approved and declared advisable this Agreement and the Merger.

C. Concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the Company’s willingness to enter into this Agreement, each Parent stockholder listed on Annex A is executing and delivering to the Company a Parent Voting Agreement in substantially the form attached hereto as Exhibit A (a “Parent Voting Agreement”).

D. For United Stated federal income tax purposes, Parent, Merger Sub and the Company intend that (i) the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) this Agreement shall constitute a plan of reorganization for purposes of Sections 354 and 361 of the Code, and (iii) that each of Parent, Merger Sub and the Company shall be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

E. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with Delaware Law, Merger Sub, at the Effective Time, shall be merged with and into the Company. As a result of the Merger, the Surviving Corporation shall be a wholly owned subsidiary of Parent.

1.2 Closing. Subject to termination of this Agreement as provided in Article VIII, the closing of the Merger (the “Closing”) shall take place on the first business day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VII, or on such time or date as agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Goodwin Procter LLP, Exchange Place, Boston, MA 02109, unless another place is agreed to in writing by the parties hereto. As soon as practicable on or after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation; By-laws. At the Effective Time, (i) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read in form and substance substantially the same as Exhibit B hereto and (ii) the By-laws of the Surviving Corporation shall be amended and restated in their entirety to read in form and substance substantially the same as Exhibit C hereto, in each case until thereafter changed or amended as provided therein or applicable Law.

1.5 Directors and Officers of Surviving Corporation. At the Effective Time, the directors of Merger Sub as of immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of Merger Sub as of immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case, to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, as amended.

1.6 Directors; Officers. The parties will take all action necessary such that immediately following the Effective Time the Board of Directors of Parent shall consist of the following seven (7) members: five (5) members, which shall be those persons set forth on Annex B hereto (it being understood that prior to the Effective Time the persons set forth on Annex B may only be changed by mutual written consent of the parties) and two (2) members acceptable to the other members. The parties shall take such action as is necessary to structure the Board of Directors of Parent to satisfy applicable stock exchange and corporate governance requirements.

1.7 Parent Name Change. At or immediately prior to the Effective Time, Parent shall take all actions necessary to change the name of Parent to “Arcion Therapeutics, Inc.”

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Series A Preferred Stock. Each share of Series A Preferred Stock, par value $0.01 per share, of the Company (“Company Series A Preferred Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Series A Preferred Stock to be cancelled pursuant to Section 2.1(c)), shall be converted, subject to Section 2.2(c), into the right to receive a number of shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”) equal to the sum of (i) the Series A Preference Exchange Ratio plus (ii) the Common Exchange Ratio. All such shares of Company Series A Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Series A Preferred Stock was converted in the Merger. Certificates previously representing shares of Company Series A Preferred Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and a check for any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2.

(b) Conversion of Company Common Stock. Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1(c)), shall be converted, subject to Section 2.2(c), into the right to receive a number of shares of Parent Common Stock equal to the Common Exchange Ratio. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive a certificate representing the shares of Parent Common Stock into which such Company Common Stock was converted in the Merger. Certificates previously representing shares of Company Common Stock shall be exchanged for certificates representing whole shares of Parent Common Stock and a check for any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with the provisions of Section 2.2.

(c) Cancellation of Certain Shares. Each share of Company Common Stock or Company Series A Preferred Stock held by Parent, Merger Sub, any wholly-owned subsidiary of Parent or Merger Sub, in the treasury of the Company or by any wholly-owned subsidiary of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

(d) Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(e) Change in Shares. The parties acknowledge and agree that the Exchange Ratios assume that no Reverse Stock Split has occurred following the Agreement Date and prior to the Effective Time. If between the Agreement Date and the Effective Time the outstanding shares of Parent Common Stock, Company Series A Preferred Stock or Company Common Stock shall have been changed (including as a result of the Reverse Stock Split) into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratios shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

2.2 Exchange of Certificates.

(a) Exchange Agent. At the Effective Time, Parent shall irrevocably deposit, or shall cause to be deposited, with Mellon Investor Services LLC (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock and Company Series A Preferred Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.1 and cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 2.2(e) (such certificates for shares of Parent Common Stock, together with cash in lieu of fractional shares and any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”) in exchange for all outstanding shares of Company Common Stock and Company Series A Preferred Stock. The Exchange Agent shall, pursuant to irrevocable instructions, deliver Parent Common Stock contemplated to be issued pursuant to Section 2.1 and the cash contemplated to be issued pursuant to Section 2.2(e) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Parent shall instruct the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock or Company Series A Preferred Stock (the “Certificates”) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in reasonable and customary form) and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Company Common Stock or Company Series A Preferred Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the shares of Company Common Stock or Company Series A Preferred Stock formerly represented by such Certificate (after taking into account all shares of Company Common Stock and Company Preferred Stock then held by such holder), cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to

Section 2.2(c), and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates. In the event of a transfer of ownership of shares of Company Common Stock or Company Series A Preferred Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate representing such shares of Company Common Stock or Company Series A Preferred Stock is presented to the Exchange Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence reasonably satisfactory that any applicable stock transfer taxes, if any, have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock, cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c).

(c) Distributions with Respect to Unexchanged Shares of Company Common Stock or Company Series A Preferred Stock. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), unless and until the holder of such Certificate shall surrender such Certificate. Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) promptly, the amount of any cash payable with respect to a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (B) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Parent Common Stock.

(d) Further Rights in Company Common Stock or Company Preferred Stock. All shares of Parent Common Stock issued upon conversion of the shares of Company Common Stock or Company Series A Preferred Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock or Company Preferred Stock, as applicable.

(e) Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share and such fractional share interests will not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any fractional shares of Parent Common Stock that would otherwise be issued, each stockholder that would have been entitled to receive a fractional share of Parent Common Stock shall, upon proper surrender of the Certificates, receive a cash payment equal to such fraction multiplied by the Parent Common Stock Price.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock or Company Series A Preferred Stock for twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock or Company Series A Preferred Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 2.2(e) and any dividends or other distributions with respect to Parent Common Stock to which they are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(g) No Liability. None of the Company, the Surviving Corporation or Parent shall be liable to any holder of shares of Company Common Stock or the Company Series A Preferred Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the execution of an indemnity agreement against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), in each case, without any interest thereon.

(i) Withholding. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Series A Preferred Stock such amounts as Parent or the Exchange Agent are required to deduct and withhold under applicable Law with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Series A Preferred Stock in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

2.3 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and Company Series A Preferred Stock outstanding immediately prior to the Effective Time and held by a stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Delaware Law (“Appraisal Shares”) shall not be converted into a right to receive shares of Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.2(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c), unless such stockholder fails to perfect or withdraws or otherwise loses such stockholder’s right to appraisal. If, after the Effective Time such stockholder fails to perfect or withdraws or loses such stockholder’s right to appraisal, such shares of Company Common Stock or Company Series A Preferred Stock shall be treated as if they had been converted as of the Effective Time into the right to receive such consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock and Company Preferred Stock. The Company shall not settle, make any voluntary payments with respect to, or offer to settle, any claim with respect to dissenting shares without the consent of Parent.

2.4 Stock Options. At the Effective Time, all unexercised and unexpired options to purchase Company Common Stock (“Company Options”) then outstanding, under any stock option plan of the Company or any other plan, agreement or arrangement (the “Company Stock Option Plans”), whether or not then exercisable, shall be assumed by Parent in accordance with Section 6.18. At the Effective Time, Parent shall assume each of the Company Stock Option Plans, subject to adjustment as provided therein such that options granted under each such plan after the Effective Time, if any, shall be exercisable for the purchase of Parent Common Stock. The Company shall take any actions and provide any notices as may be necessary to effectuate the foregoing.

2.5 FIRPTA Certificate. At the Closing, the Company shall provide the Parent with a certificate in accordance with Treasury Regulations Section 1.1445-2(c)(3).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”), which identifies exceptions by specific section references (provided, that any matter disclosed in any section of the Parent Disclosure Schedule shall be considered disclosed for other sections of the Parent Disclosure Schedule, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Disclosure Schedule in light of the disclosure made in such section), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

3.1 Organization and Qualification; Subsidiaries. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Subsidiary of Parent has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. Parent and each of its Subsidiaries has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent and each of its Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. Section 3.1 of Parent Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Parent. Except as set forth in Section 3.1 of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries holds an Equity Interest in any other person.

3.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of Parent’s Amended and Restated Certificate of Incorporation (the “Parent Certificate”) and Amended and Restated By-laws (the “Parent By-laws”) that are listed as exhibits to Parent’s Form 10-K for the year ended December 31, 2008 (the “Parent Form 10-K”) are complete and correct copies thereof as in effect on the date hereof. Parent is not in violation of any of the provisions of the Parent Certificate or Parent By-laws. True and complete copies of all minute books of Parent have been made available by Parent to the Company.

3.3 Capitalization

(a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (the “Parent Preferred Stock”). As of the Agreement Date, (A) 40,467,057 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) no shares of Parent Preferred Stock were issued and outstanding, (C) no shares were held in treasury, (D) 2,007,714 shares of Parent Common Stock were issuable upon exercise of options to purchase Parent Common Stock (“Parent Options”) outstanding on such date, (E) 1,193,388 shares of Parent Common Stock were issuable upon exercise of all outstanding warrants to purchase Equity Interests of Parent (“Parent Warrants”) and (F) 3,335 shares of Parent Restricted Stock were outstanding. All capital stock or other equity securities of Parent have been issued in compliance with applicable federal and state securities laws.

(b) As of the Agreement Date, except for Parent Options, Parent Warrants and Parent Restricted Stock (collectively, “Parent Stock Rights”), there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Parent or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Parent or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries. Section 3.3(b) of the Parent Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all Parent Stock Rights, and with respect to each Parent Stock Right, the name of the holder thereof, the number of shares subject to such Parent Stock Right, the type of Parent Stock Right, the prices at which any such outstanding Parent Stock Right may be exercised, the number of Parent Stock Rights outstanding at each such price and the vesting schedule of each Parent Stock Right that is a Parent Option. All shares of Parent Common Stock subject to issuance under Parent Stock Option Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Section 3.3(b) of the Parent Disclosure Schedule sets forth the restricted stock agreements (and the acceleration provisions contained therein) pursuant to which all shares of Parent Restricted Stock have been granted.

(c) Except for the Parent Voting Agreements and contractual obligations contained in documents filed as exhibits to the Parent Form 10-K, as of the Agreement Date there are no outstanding contractual obligations of Parent or any of its Subsidiaries (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Parent Common Stock or any capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries. Each outstanding share of capital stock of each Subsidiary of Parent is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Parent or another of its Subsidiaries, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on Parent’s or such other of its Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever. There are no outstanding contractual obligations of Parent or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person, other than guarantees by Parent of any indebtedness or other obligations of any wholly-owned Subsidiary.

(d) Other than the Parent Notes, Parent does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Parent has not adopted a stockholder rights plan.

(e) None of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Parent Options.

3.4 Authority.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 3.21. This Agreement has been duly authorized and validly executed and delivered by each of Parent and Merger Sub and constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of Parent (the “Parent Board”), by resolutions duly adopted by unanimous vote of the disinterested directors at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Parent Board Approval”), has duly (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of Parent and its stockholders, (ii) approved and adopted this Agreement, and the transactions contemplated hereby (including the Merger), and (iii) resolved to recommend (subject to Section 6.6(a)) that the stockholders of Parent vote for approval of the issuance of Parent Common Stock to be issued pursuant to the Merger and for approval of the change-of-control of Parent in connection with the transactions contemplated hereby, each as required by the corporate governance rules and regulations of NASDAQ. Parent Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of Delaware Law.

(c) Merger Sub’s Board of Directors, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and in the best interests of Parent, as Merger Sub’s sole stockholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii)  recommended that Parent approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, (A) (assuming Parent Stockholder Approval is obtained) conflict with or violate any provision of the Parent Certificate or Parent By-laws or any equivalent organizational documents of any of its Subsidiaries (including Merger Sub), (B) (assuming that all consents, approvals, authorizations and permits described in Section 3.5(b) have been obtained and all filings and notifications described in Section 3.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or any of its Subsidiaries pursuant to, any Contract, Parent Permit or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) under the Exchange Act, the Securities Act, applicable Blue Sky Law, the rules and regulations of NASDAQ, the filing with the SEC of a proxy statement relating to the transactions contemplated under this Agreement to be sent to the Parent stockholders (as amended or supplemented from time to time, the “Proxy Statement”), the Parent Stockholder Approval and the filing and recordation of the Certificate of Merger as required by Delaware Law and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

3.6 Permits; Compliance With Law. Parent and each of its Subsidiaries is in possession of all authorizations, licenses, permits, certificates, orders, consents, registrations, approvals and clearances of any Governmental Entity (collectively, “Parent Permits”), including all Parent Permits under the Federal Food, Drug, and Cosmetic Act of 1938, as amended (the “FDCA”) and the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted or proposed to be conducted, and all such Parent Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of Parent Permits would not, individually or in the aggregate, have a Material Adverse Effect. No Parent Permit is subject to termination as a result of the execution of this Agreement. None of Parent or any of its Subsidiaries is or has been in conflict with, or in default or violation of, (x) any Law applicable to Parent or any of its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is or has been bound or affected or (y) any Parent Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

3.7 SEC Filings; Sarbanes-Oxley Act; Financial Statements.

(a) Parent has timely filed or furnished all forms, reports, proxy statements, schedules and documents required to be filed or furnished by it under the Exchange Act since January 1, 2006 (collectively, the “Parent SEC Filings”). Each Parent SEC Filing (A) as of the time it was filed, complied in all material respects with the requirements of the Exchange Act, and (B) did not, at the time it was filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or will be made, not misleading.

(b) Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to the Parent SEC Filings, and the statements contained in such certifications were true and correct on the date such certifications were made. For purposes of this Section 3.7(b), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers in violation of Section 402 of the Sarbanes Oxley-Act. Parent is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act.

(c) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Filings was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Article 10 to Regulation S-X and the instructions to Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly in all material respects the consolidated financial position, results of operations and cash flows of Parent and the consolidated Subsidiaries of Parent as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments which did not and would not, individually or in the aggregate, have a Material Adverse Effect). The books and records of Parent and each of its Subsidiaries have been maintained in accordance with applicable material legal and accounting requirements.

(d) Except as and to the extent set forth on the consolidated balance sheet of Parent and its consolidated Subsidiaries as of March 31, 2009 included in Parent Form 10-Q for the quarter ended March 31, 2009, including the notes thereto, none of Parent or any of its consolidated Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments that would not be material in amount or effect and liabilities or obligations incurred in the ordinary course of business since March 31, 2009.

3.8 Brokers. No broker, finder or investment banker (other than Parent Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent or any of its Subsidiaries. Parent has heretofore made available to the Company a true and complete copy of a letter agreement between Parent and Parent Financial Advisor regarding any payments pursuant to which such firm would be entitled as a result of the Merger or any other transaction contemplated by this Agreement or any future transactions undertaken by Parent.

3.9 Absence of Certain Changes or Events. Since December 31, 2008, except as specifically contemplated by, or as disclosed in, this Agreement or Section 3.9 of the Parent Disclosure Schedule, Parent and each of its Subsidiaries has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect or (B) any action taken by Parent or any of its Subsidiaries during the period from December 31, 2008 through the Agreement Date that, if taken during the period from the Agreement Date through the Effective Time, would constitute a breach of Section 6.1.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Parent Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of Parent or any ERISA Affiliate), which are now, or were within the past 6 years, maintained, sponsored or contributed to by Parent or any ERISA Affiliate, or under which Parent or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Parent Benefit Plan”). Neither Parent, nor to the knowledge of Parent, or any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Parent Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. With respect to each Parent Benefit Plan, (to the extent applicable) Parent has delivered or made available to the Company true, correct and complete copies of (A) each Parent Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the annual reports (Form 5500 series) for the three most recent years filed or required to be filed with the DOL with respect to such Parent Benefit Plan (and, if any such annual report is a Form 5500R, the Form 5500C filed with respect to such Parent Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Parent Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Parent Benefit Plan and any pending request for such a determination letter and (F) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(b) Each Parent Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of Parent Benefit Plans as of the Agreement Date have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in Parent SEC Filings prior to the Agreement Date. With respect to Parent Benefit Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Parent Benefit Plans, ERISA, the Code or any other applicable Law.

(c) Except as disclosed in Section 3.10(c) of the Parent Disclosure Schedule: (A) each Parent Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code is so qualified, and has received a favorable determination letter from the IRS as to its qualified status, and each trust established in connection with any Parent Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to Parent’s knowledge, no fact or event has occurred that has adversely affected or could reasonably be expected to adversely affect the qualified status of any such Parent Benefit Plan or the exempt status of any such trust, (B) to Parent’s knowledge there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Parent Benefit Plan that could result in material liability to Parent or an ERISA Affiliate, (C) each Parent Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if Parent Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent consolidated balance sheet filed or incorporated by reference in Parent SEC Filings prior to the Agreement Date), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Parent is threatened, against or with respect to any such Parent Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor or other Governmental Entity (other than routine benefits claims), (E) no Parent Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”) or other pension plan subject to Title IV of ERISA and none of Parent or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (F) no material liability under Title IV of ERISA has been incurred by Parent or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to Parent or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (G) none of the assets of Parent or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (H) neither Parent nor any ERISA Affiliate has any liability under ERISA Section 502, (I) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (J) all contributions and payments to such Parent Benefit Plan are deductible under Code sections 162 or 404, (K) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (L) no excise tax could be imposed upon Parent under Chapter 43 of the Code.

(d) Except as set forth on Section 3.10(d) of the Parent Disclosure Schedule, (1) no amount that could be received (including without limitation in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any person who in respect of Parent is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), and (2) no Parent Benefit Plan exists that, as a result of the execution of this Agreement, shareholder approval of this Agreement, or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) (i) could result in severance pay or any increase in severance pay upon any termination of employment after the Agreement Date, or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Parent Benefit Plan. There will be no “Change of Control Proceeds” (as defined in the Parent Severance Plan) in connection with the Merger or the transactions contemplated by this Agreement, and as such no proceeds payable under Section 4(a)(i) of the Parent Severance Plan.

(e) Except as required by Law, no Parent Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Parent Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. Parent and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated

Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including any proposed regulations) thereunder.

(f) None of Parent or any of its Subsidiaries maintains, sponsors, contributes or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

(g) Except as set forth in Section 3.10(g) of the Parent Disclosure Schedule, no Parent Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code and the guidance thereunder (each such plan listed in Section 3.10(g) of the Parent Disclosure Schedule, a “Parent Deferred Compensation Plan”) nor are there any so-called “rabbi trusts” or “secular trusts” established to satisfy, in whole or in part, the obligations of any such plan. Each Parent Deferred Compensation Plan complies in all respects, in both form and operation, with the requirements of Section 409A of the Code and the Treasury regulations and guidance thereunder. Neither Parent nor any of its Subsidiaries has (i) granted to any person an interest in any Parent Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (ii) modified the terms of any Parent Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Section 409A(a)(10)(B) or (b)(4)(A) of the Code. No Parent Option provides or provided for a deferral of compensation subject to Section 409A of the Code, and all Parent Options vesting after December 31, 2004 were granted with an exercise price equal to at least 100% of the fair market value of the underlying shares of Parent Common Stock on the date the Parent Option was granted based upon a reasonable valuation method acceptable for purposes of both Section 409A and GAAP.

3.11 Labor and Other Employment Matters.

(a) Parent and each of its Subsidiaries is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of Parent or any of its Subsidiaries is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or any of its Subsidiaries, and no collective bargaining agreement or other labor union contract is being negotiated by Parent or any of its Subsidiaries. There is no labor dispute, strike, slowdown or work stoppage against Parent or any of its Subsidiaries pending or, to the knowledge of Parent, threatened which may interfere in any respect that would have a Material Adverse Effect with the respective business activities of Parent or any of its Subsidiaries. To Parent’s knowledge, no employee of Parent or any of its Subsidiaries is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by Parent or such Subsidiary because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) Parent has identified in Section 3.11(b) of the Parent Disclosure Schedule and has made available to the Company true and complete copies of (A) all severance and employment agreements with directors, officers or employees of, or consultants to, Parent or any of its Subsidiaries, (B) all severance programs and policies of Parent and each of its Subsidiaries with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of Parent and each of its Subsidiaries with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 3.11(b) of the Parent Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of Parent or any of its Subsidiaries or affiliates from Parent or any of its Subsidiaries or affiliates under any Parent Benefit Plan or otherwise, (B) significantly increase any benefits otherwise payable under any Parent Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. As of the Agreement Date, no individual who is a party to an employment agreement listed in Section 3.11(b) of the Parent Disclosure Schedule or any agreement incorporating change in control provisions with Parent has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of Parent under such agreement.

3.12 Tax Treatment. None of Parent, any of its Subsidiaries or any of Parent’s affiliates has taken, has agreed to take, or will take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Parent is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.13 Contracts. As of the date hereof, except as filed as exhibits to Parent SEC Filings or as disclosed in Section 3.13 of the Parent Disclosure Schedule, none of Parent or any of its Subsidiaries is a party to or bound by any Contract that (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), (2) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to Parent or any of its Subsidiaries, or which restricts the conduct of any line of business by Parent or any of its Subsidiaries or any geographic area in which Parent or any of its Subsidiaries may conduct business, in each case in any material respect or (3) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. As of the date hereof, each Contract of the type described in this Section 3.13, whether or not set forth in Section 3.13 of the Parent Disclosure Schedule, is referred to herein as a “Parent Material Contract.” Each Parent Material Contract is valid and binding on Parent and each of its Subsidiaries party thereto and, to Parent’s knowledge, each other party thereto, and in full force and effect, and Parent and each of its Subsidiaries has in all respects performed all obligations required to be performed by it to the date hereof under each Parent Material Contract and, to Parent’s knowledge, each other party to each Parent Material Contract has in all respects performed all obligations required to be performed by it under such Parent Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, none of Parent or any of its Subsidiaries has received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Parent Material Contract. Parent has made available to the Company true and complete copies of each Parent Material Contract.

3.14 Litigation. Except as and to the extent disclosed in Parent SEC Filings filed prior to the Agreement Date or as would not, individually or in the aggregate, have a Material Adverse Effect, (a) there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries or for which Parent or any of its Subsidiaries is as of the date hereof obligated to indemnify a third party and (b) neither Parent nor any of its Subsidiaries is subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

3.15 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) Parent and each of its Subsidiaries (A) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (C) is in compliance with their respective Environmental Permits.

(b) None of Parent or any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that Parent or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law.

(c) None of Parent or any of its Subsidiaries (A) has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (i) compliance with Environmental Laws or Environmental Permits or (ii) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of Parent, threatened in writing with respect thereto, or (B) is an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law.

(d) None of the real property owned or leased by Parent or any of its Subsidiaries is listed or, to the knowledge of Parent, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) To the knowledge of Parent, there are no past or present conditions, circumstances, or facts that may (A) interfere with or prevent continued compliance by Parent or any of its Subsidiaries with Environmental Laws and the requirements of Environmental Permits, (B) give rise to any liability or other obligation under any Environmental Laws, or (C) form the basis of any claim, action, suit, proceeding, or investigation against or involving Parent or any of its Subsidiaries based on or related to any Environmental Law.

3.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, Parent owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of Parent and each of its Subsidiaries in substantially the same manner as such businesses are conducted on the Agreement Date (“Parent Material Intellectual Property”). Except as set forth in Section 3.16 of the Parent Disclosure Schedule as of the Agreement Date and except as would not, individually or in the aggregate, have a Material Adverse Effect: (A) no written claim challenging the ownership, legality, use, validity or enforceability of any Parent Material Intellectual Property has been made by a third party and no such Parent Material Intellectual Property is the subject of any pending or, to Parent’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (B) no person or entity has given notice to Parent or any of its Subsidiaries that the use of any Parent Material Intellectual Property by Parent, any of its Subsidiaries or any licensee is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that Parent or any of its Subsidiaries has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the execution, delivery and performance of this Agreement by Parent and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Parent Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Parent Material Intellectual Property; (D) Parent has, and enforces, a policy requiring each employee to execute a confidential information and inventions assignment agreement, and each consultant and independent contractor to execute a confidential information agreement, and all current and former employees, consultants and independent contractors have executed at least one such agreement; (E) Parent has no knowledge of any third party interfering with, infringing upon, misappropriating, or using without authorization any Parent Material Intellectual Property, and has no knowledge that any employee or former employee of Parent has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Parent Material Intellectual Property; (F) Parent has taken all reasonable action to maintain and protect each item of Parent Material Intellectual Property; (G) to its knowledge, Parent has the right to use all of Parent Material Intellectual Property in all jurisdictions in which Parent currently conducts business; and (H) neither the operation of the businesses of Parent and each of its Subsidiaries (as such businesses are conducted on the Agreement Date) nor the use of any Parent Material Intellectual Property infringes on or violates (or in the past infringed or violated) any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right or constitutes or misappropriation of (or in the past constituted a misappropriation of) any trade secret, confidential information or know-how; provided that the foregoing representation shall be qualified by knowledge with respect to patents.

3.17 Regulatory Compliance.

(a) As to each product subject to the FDCA and the FDA regulations promulgated thereunder, state and local law, or similar Law in any foreign jurisdiction that is developed, manufactured, tested, distributed and/or marketed by Parent or any of its Subsidiaries (each such product, a “Medical Device”, a “Biologic” or a “Drug”, as the case may be), each such Medical Device, Biologic or Drug has been and is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA, state and local law, and similar Law, including but not limited to those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, and applications or abbreviated applications to market a new Biologic or a new Drug, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the AMA’s guidelines on gifts to physicians, the PhRMA Code on Interactions with Healthcare Professionals, and the AdvaMed Code of Ethics for Interactions with Health Care Professionals, as applicable, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any material notice or other material communication, nor to the Parent’s knowledge is such notice or communication threatened, from the FDA or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling or promotion of any products of Parent or any of its Subsidiaries or (B) otherwise alleging any material violation applicable to any Medical Device, Biologic or Drug by Parent or any of its Subsidiaries of any Law.

(b) No Medical Device, Biologic or Drug is under consideration for or has been the subject of a safety alert, recalled, withdrawn, suspended or discontinued (other than for commercial or other business reasons) by Parent or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which Parent has knowledge seeking a safety alert related to, or the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, Biologic or Drug are pending or threatened against Parent or any of its Subsidiaries or, to the knowledge of Parent, any licensee of any Medical Device, Biologic or Drug, nor have any such proceedings been threatened, completed or pending at any time in the five year period prior to the date hereof. To the knowledge of Parent, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action (legal or regulatory) or proceeding (legal or regulatory) with respect to a safety alert, recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, Drug or Biologic of Parent or any of its Subsidiaries or with respect to any of the drug products or candidates being sold, manufactured, or developed by Parent (the “Parent Specified Compounds”). Complete and accurate copies of all material data of Parent with respect to the safety or efficacy of the Parent Specified Compounds have been made available to the Company.

(c) As to each Biologic or Drug of Parent or any of its Subsidiaries for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, Parent and its Subsidiaries are and have been in compliance with 21 U.S.C. § 355, Section 351 of the Public Health Service Act or 21 C.F.R. Parts 312, 314, 600 or 601 et seq., respectively, and similar Law and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. As to each such drug, Parent and any relevant Subsidiary of Parent, and the officers, employees or agents of Parent or such Subsidiary, have included in the application for such Drug, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Law and the list described in 21 U.S.C. § 335a(k)(2) or any similar Law, and each such certification and list was true, complete and correct in all material respects when made. In addition, Parent and its Subsidiaries are and have been in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207 and Part 807 and all similar Law.

(d) No article of any Medical Device, Biologic or Drug manufactured and/or distributed by Parent or any of its Subsidiaries is or has been (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Law), or (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Law), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. No article of any Biologic or Drug manufactured and/or distributed by Parent or any of its Subsidiaries is or has been a product that is or has been in violation of 21 U.S.C. § 355 (or similar Law), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law.

(f) Neither Parent nor any of its Subsidiaries has received any written notice, nor is aware of any threatened notice, that the FDA or any other Governmental Entity has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device, Biologic or Drug, (b) commenced, or threatened to initiate, any action to enjoin production of any Medical Device, Biologic or Drug or (c) to Parent’s knowledge, commenced, or threatened to initiate, any action to enjoin the production of any Medical Device, Biologic or Drug produced at any facility where any Medical Device, Biologic or Drug is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Parent nor any of its Subsidiaries has received, nor is aware of any threatened, regulatory, untitled, or warning letter.

(g) To the knowledge of Parent, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental

Entity against or affecting Parent or any of its Subsidiaries relating to or arising under (a) the FDCA or the regulations of the FDA promulgated thereunder, (b) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services, or (c) any similar state, local or foreign laws or regulations.

3.18 Taxes.

(a) Parent and each of its Subsidiaries have duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns required to be filed, except where failure to so file would not, individually or in the aggregate, have a Material Adverse Effect. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due on such Tax Returns have been timely paid.

(b) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of Parent and its Subsidiaries (i) did not, as of the dates of the most recent financial statements contained in Parent SEC Filings, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of Parent and its Subsidiaries in filing their Tax Returns.

(c) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no deficiencies for Taxes with respect to any of Parent and its Subsidiaries have been claimed, proposed or assessed by a Tax authority or other Governmental Entity, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries is being conducted by any Tax authority or Governmental Entity, and Parent and its Subsidiaries have not received notification that any such audit or other proceeding is pending, and (iii) neither Parent nor any of its Subsidiaries nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) There are no Tax liens upon any property or assets of Parent or any of its Subsidiaries except (i) liens for current Taxes not yet due and payable, and (ii) liens that would not, individually or in the aggregate, have a Material Adverse Effect.

(e) Parent and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and have otherwise complied with all applicable rules and regulations relating to withholding of Taxes, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) None of Parent or any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return.

(g) No claim has ever been made in writing by an authority in a jurisdiction where any of Parent or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or may be required to file a Tax Return in such jurisdiction.

(h) None of Parent or any of its Subsidiaries has any liability for the Taxes of any person (other than members of the consolidated group of which Parent is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to any Tax sharing or allocation agreement.

(i) None of Parent or any of its Subsidiaries has been a party to any distribution in which the parties to such distribution treated the distribution as one described in Section 355 of the Code, in whole or in part.

(j) Parent and its Subsidiaries have delivered to the Company correct and complete copies of all (i) federal and applicable state and franchise Tax Returns for tax years ending on or after December 31, 2004, and made available such other Tax Returns as Company may have requested, and (ii) income Tax audit reports, statements of deficiency, and closing or other agreements relating to Taxes.

(k) Each of Parent and its Subsidiaries has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(l) Neither Parent nor any Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither Parent nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(m) Parent and each Subsidiary is, and has always been, an accrued method taxpayer. Neither Parent nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date. Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(n) Parent has not been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii).

(o) Neither Parent nor any of its Subsidiaries has elected to defer cancellation of indebtedness income under Section 108(i) of the Code.

(p) All transactions occurring between Parent and its Subsidiaries, or between any of the Subsidiaries, has been negotiated at arm’s length and Parent has maintained adequate documentation of such transactions and arm’s length negotiations.

(q) Section 3.18(q) of the Parent Disclosure Schedule accurately lists the U.S. federal income tax classification of each Subsidiary of the Parent.

(r) Section 3.18(r) of the Parent Disclosure Schedule sets forth all countries, states, provinces, cities and other jurisdictions in which the Parent and each Subsidiary either (i) has been subject to any Tax at any time during the past five (5) years, (ii) is currently subject to any Tax, or (iii) is or has been during the past five (5) years subject to a claim that the Parent or any Subsidiary is subject to any Tax.

(s) Each of Parent and its Subsidiary has filed all reports and has created and/or retained all records required under Sections 6038, 6038B, 6046 and 6046A of the Code.

3.19 Insurance. Section 3.19 of the Parent Disclosure Schedule lists material policies of liability, property, casualty and other forms of insurance owned or held by Parent and each of its Subsidiaries, copies of which have previously been made available to the Company. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. No insurer has advised Parent or any of its Subsidiaries that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against Parent or any of its Subsidiaries.

3.20 Opinion of Financial Advisor. Prior to the execution of this Agreement, Hempstead & Co. Inc. (the “Parent Financial Advisor”) has delivered to Parent Board its written opinion substantially to the effect that the Total Merger Consideration to be paid for the Company pursuant to this Agreement is fair from a financial point of view to the holders of Parent Common Stock. Parent has made available to the Company a complete and correct copy of such opinion (or if not delivered in writing to Parent prior to the date hereof, Parent will promptly make such opinion available to the Company upon receipt thereof).

3.21 Vote Required. The affirmative vote of a majority of (i) the total votes cast by the holders of Parent Common Stock in favor of (y) the approval of the issuance of the shares of Parent Common Stock pursuant to the Merger and (z) the approval of the change-of-control of Parent in connection with the transactions contemplated hereby, and (ii) the Parent Common Stock in favor of the Reverse Stock Split and the Parent Name Change, are the only votes of the holders of any class or series of capital stock or other Equity Interests of Parent necessary to approve this Agreement and the transactions contemplated hereby, including the Merger (collectively, the “Parent Stockholder Approval”).

3.22 Ownership of Merger Sub; No Prior Activities. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a direct wholly-owned subsidiary of Parent. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.

3.23 Transactions with Affiliates. Except as set forth in the Parent SEC Filings filed prior to the Agreement Date, during the period commencing on the date of the Parent’s last proxy statement filed with the SEC through the Agreement Date, no event has occurred that would be required to be reported by the Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC.

3.24 Disclosure. None of the information supplied or to be supplied by or on behalf of Parent for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of Parent or at the time of the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to statements made in the Proxy Statement based upon information supplied by any party other than Parent for inclusion in the Proxy Statement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies exceptions by specific section references (provided, that any matter disclosed in any section of the Company Disclosure Schedule shall be considered disclosed for other sections of the Company Disclosure Schedule, but only to the extent such matter on its face would be reasonably expected to be pertinent to a particular section of the Disclosure Schedule in light of the disclosure made in such section), the Company hereby represents and warrants to Parent as follows:

4.1 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. The Company does not have and never has had any Subsidiaries or any ownership or Equity Interests in or control of (direct or indirect) any other person.

4.2 Certificate of Incorporation and By-laws; Corporate Books and Records. The copies of the Company’s Amended and Restated Certificate of Incorporation (the “Company Certificate”) and By-laws (the “Company By-laws”) that the Company previously provided to

Parent are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate or the Company By-laws. True and complete copies of all minute books of the Company have been made available by the Company to Parent.

4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 8,850,000 shares of Company Series A Preferred Stock. As of the Agreement Date, (A) 2,393,750 shares of Company Common Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (B) 8,849,998 shares of Company Series A Preferred Stock were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights and (C) 934,499 shares of Company Common Stock were issuable (and such number was reserved for issuance ) upon the exercise of outstanding Company Options.

(b) As of the Agreement Date, except for (i) Company Options to purchase 934,499 shares of Company Common Stock, (ii) the conversion rights of the Company Series A Preferred Stock and (iii) the right of first offer of certain holders of the shares of Company Series A Preferred Stock set forth in Section 2.2 of the Company’s Investor Rights Agreement, there were no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. The Company has previously provided Parent with a true and complete list, as of the date hereof, of all Company Options outstanding under the Company Stock Option Plans, the prices at which such outstanding Company Options may be exercised and the vesting schedule of the Company Options. All shares of Company Common Stock subject to issuance under the Company Stock Option Plans, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

(c) As of the Agreement Date, there are no outstanding contractual obligations of the Company (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock, Company Series A Preferred Stock, or any capital stock of, or other Equity Interests in, the Company. There are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(d) The Company does not have outstanding any bonds, debentures, notes, or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company has not adopted a stockholders rights plan.

(e) None of the Merger or other transactions contemplated hereby will result in an acceleration of vesting, or modification of vesting terms, with respect to any Company Options.

4.4 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company and no stockholder votes are necessary to authorize this Agreement or to consummate the transactions contemplated hereby other than as provided in Section 4.20. This Agreement has been duly authorized and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The Board of Directors of the Company (the “Company Board”), by resolutions duly adopted by unanimous vote of the disinterested directors present at a meeting duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”), has duly (i) declared that this Agreement and the transactions contemplated hereby (including the Merger) are advisable and fair to and in the best interests of the Company and its stockholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby (including the Merger) and (iii) resolved to recommend (subject to Section 6.4(b)) that the stockholders of the Company adopt this Agreement and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the Company’s stockholders in accordance with this Agreement. The Company Board Approval constitutes approval of this Agreement and the Merger as required under any applicable state takeover Law and no such state takeover Law is applicable to the Merger or the other transactions contemplated hereby, including, without limitation, the restrictions on business combinations contained in Section 203 of the Delaware Law.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (A) (assuming the Company Stockholder Approval is obtained) conflict with or violate any provision of the Company Certificate or Company By-laws, (B) (assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained and all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired) conflict with or violate any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (C) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company pursuant to, any Contract, Company Permit or other instrument or obligation, except, with respect to clauses (B) and (C), for any such conflicts, violations, consents, approvals, breaches, losses, defaults or other occurrences which would not, individually or in the aggregate, have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other person, except (A) the filing and recordation of the Certificate of Merger as required by Delaware Law and the Company Stockholder Approval and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have a Material Adverse Effect.

4.6 Permits; Compliance With Law. The Company is in possession of all authorizations, licenses, permits, certificates, orders, consents, registrations, approvals and clearances of any Governmental Entity (collectively, “Company Permits”), including all Company Permits under the FDCA and the regulations of the FDA promulgated thereunder, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as presently conducted or proposed to be conducted, and all such Company Permits are valid, and in full force and effect, except where the failure to have, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, have a Material Adverse Effect. No Company Permit is subject to termination as a result of the execution of this Agreement. The Company is not or has been in conflict with, or in default or violation of, (x) any Law applicable to the Company or by which any property or asset of the Company is bound or affected or (y) any Company Permits, except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, have a Material Adverse Effect.

4.7 Financial Statements.

(a) The unaudited financial statements (except that the notes thereto do not contain all of the notes required by GAAP) of the Company for the year ended December 31, 2008 attached as Section 4.7(a) of the Company Disclosure Schedule were prepared in accordance with GAAP applied (except as may be indicated in the notes thereto) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and present fairly in all material respects the financial position, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated therein. The books and records of the Company have been, and are being, maintained in accordance with applicable material legal and accounting requirements.

(b) The unaudited financial statements of the Company for the three month period ended March 31, 2009 attached as Section 4.7(b) of the Company Disclosure Schedule (the “Company Unaudited Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the period indicated (except that the Company Unaudited Financial Statements do not contain all of the notes required by GAAP), and present fairly in all material respects the financial position, results of operations and cash flows of the Company as of March 31, 2009 (subject to normal year-end adjustments which would not, individually or in the aggregate, have a Material Adverse Effect).

(c) Except as and to the extent set forth on the balance sheet of the Company included in the Company Unaudited Financial Statements, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on a balance sheet or in notes thereto prepared in accordance with GAAP, except for normal year-end adjustments and liabilities or obligations incurred in the ordinary course of business since March 31, 2009 that would not, individually or in the aggregate, have a Material Adverse Effect.

4.8 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company.

4.9 Absence of Certain Changes or Events. Since December 31, 2008, except as specifically contemplated by, or as disclosed in, this Agreement or Section 4.9 of the Company Disclosure Schedule, the Company has conducted its businesses in the ordinary course consistent with past practice and, since such date, there has not been (A) any Material Adverse Effect or an event or development that would, individually or in the aggregate, have a Material Adverse Effect or (B) any action taken by the Company during the period from December 31, 2008 through the Agreement Date that, if taken during the period from the Agreement Date through the Effective Time, would constitute a breach of Section 6.2.

4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Schedule sets forth a true and complete list of each “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof of the Company or any ERISA Affiliate), which are now, or were since formation of the Company, maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements (each a “Company Benefit Plan”). Neither the Company, nor to the knowledge of the Company, or any other person or entity, has any express or implied commitment, whether legally enforceable or not, to establish, modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code. With respect to each Company Benefit Plan, (to the extent applicable) the Company has delivered or made available to Parent true, correct and complete copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including without limitation all plan documents, adoption agreements, trust agreements, insurance contracts or other funding vehicles and all amendments thereto, (B) all summaries and summary plan descriptions, including any summary of material modifications, (C) the annual reports (Form

5500 series) for the three most recent years filed or required to be filed with the DOL with respect to such Company Benefit Plan (and, if any such annual report is a Form 5500R, the Form 5500C filed with respect to such Company Benefit Plan), (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter, and (F) all filings made with any Governmental Entity, including but not limited any filings under the Voluntary Compliance Resolution or Closing Agreement Program or the Department of Labor Delinquent Filer Program.

(b) Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Company Benefit Plans as of the Agreement Date have been timely made or, if not yet due, have been properly reflected on the most recent balance sheet of the Company. With respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other applicable Law.

(c) Except as disclosed in Section 4.10(c) of the Company Disclosure Schedule: (A) each Company Benefit Plan which is intended to qualify under Section 401(a), Section 401(k), Section 401(m) or Section 4975(e)(6) of the Code is so qualified, and has received a favorable determination letter from the IRS as to its qualified status, and each trust established in connection with any Company Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and, to the Company’s knowledge, no fact or event has occurred that has adversely affected or could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any such trust, (B) to the Company’s knowledge there has been no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any Company Benefit Plan that could result in material liability to the Company or an ERISA Affiliate, (C) each Company Benefit Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability (other than (i) liability for ordinary administrative expenses typically incurred in a termination event or (ii) if the Company Benefit Plan is a pension benefit plan subject to Part 2 of Title I of ERISA, liability for the accrued benefits as of the date of such termination (if and to the extent required by ERISA) to the extent that either there are sufficient assets set aside in a trust or insurance contract to satisfy such liability or such liability is reflected on the most recent balance sheet of the Company), (D) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor or other Governmental Entity (other than routine benefits claims), (E) no Company Benefit Plan is a Multiemployer Plan or other pension plan subject to Title IV of ERISA and none of the Company or any ERISA Affiliate has sponsored or contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA, (F) no material liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring or being subject (whether primarily, jointly or secondarily) to a material liability thereunder, (G) none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under ERISA or Section 412(n) of the Code, (H) neither the Company nor any ERISA Affiliate has any liability under ERISA Section 502, (I) all tax, annual reporting and other governmental filings required by ERISA and the Code have been timely filed with the appropriate Governmental Entity and all notices and disclosures have been timely provided to participants, (J) all contributions and payments to such Company Benefit Plan are deductible under Code sections 162 or 404, (K) no amount is subject to Tax as unrelated business taxable income under Section 511 of the Code, and (L) no excise tax could be imposed upon the Company under Chapter 43 of the Code.

(d)(1) No amount that could be received (including without limitation in cash or property or the vesting of property), as a result of the consummation of the transactions contemplated by this Agreement, by any person who in respect of Parent is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code), and (2) no Company Benefit Plan exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the consummation of the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)) (i) could result in severance pay or any increase in severance pay upon any termination of employment after the Agreement Date, or (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any Company Benefit Plan.

(e) Except as required by Law, no Company Benefit Plan provides any of the following retiree or post-employment benefits to any person: medical, disability or life insurance benefits. No Company Benefit Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. The Company and each ERISA Affiliate are in material compliance with (i) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state law and (ii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(f) The Company does not maintain, sponsor, contribute or have any liability with respect to any employee benefit plan, program or arrangement that provides benefits to non-resident aliens with no U.S. source income outside of the United States.

(g) Except as set forth in Section 4.10(g) of the Company Disclosure Schedule, no Company Benefit Plan is a nonqualified deferred compensation plan within the meaning of Section 409A(d)(1) of the Code and the guidance thereunder (each such plan listed in Section 4.10(g) of the Company Disclosure Schedule, a “Company Deferred Compensation Plan”) nor are there any so-called “rabbi trusts” or “secular trusts” established to satisfy, in whole or in part, the obligations of any such plan. Each Company Deferred Compensation Plan complies in all respects, in both form and operation, with the requirements of Section 409A of the Code and the Treasury regulations and guidance thereunder. The Company has not (i)

granted to any person an interest in any Company Deferred Compensation Plan which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the Tax imposed by Section 409A(a)(1)(B) or (b)(4)(A) of the Code, or (ii) modified the terms of any Company Deferred Compensation Plan in a manner that could cause an interest previously granted under such plan to become subject to the Tax imposed by Section 409A(a)(10)(B) or (b)(4)(A) of the Code. No Company Option provides or provided for a deferral of compensation subject to Section 409A of the Code, and all Company Options vesting after December 31, 2004 were granted with an exercise price equal to at least 100% of the fair market value of the underlying shares of Company Common Stock on the date the Company Option was granted based upon a reasonable valuation method acceptable for purposes of both Section 409A and GAAP.

4.11 Labor and Other Employment Matters.

(a) The Company is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. The Company is not a party to any collective bargaining or other labor union contract applicable to persons employed by the Company, and no collective bargaining agreement or other labor union contract is being negotiated by the Company. There is no labor dispute, strike, slowdown or work stoppage against the Company pending or, to the knowledge of the Company, threatened which may interfere in any respect that would have a Material Adverse Effect with the respective business activities of the Company. To the Company’s knowledge, no employee of the Company is in any material respect in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by it or to the use of trade secrets or proprietary information of others.

(b) The Company has identified in Section 4.11(b) of the Company Disclosure Schedule and has made available to Parent true and complete copies of (A) all severance and employment agreements with directors, officers or employees of or consultants to the Company, (B) all severance programs and policies of the Company with or relating to its employees, and (C) all plans, programs, agreements and other arrangements of the Company with or relating to its directors, officers, employees or consultants which contain change in control provisions. Except as set forth in Section 4.11(b) of the Company Disclosure Schedule, none of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event, such as termination of employment) (A) result in any payment (including, without limitation, severance, unemployment compensation, parachute or otherwise) becoming due to any director or any employee of the Company or affiliates from the Company or any of its affiliates under any Company Benefit Plan or otherwise, (B) increase any benefits otherwise payable under any Company Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any material benefits. As of the Agreement Date, no individual who is a party to an employment agreement listed in Section 4.11(b) of the Company Disclosure Schedule or any agreement incorporating change in control provisions with the Company has terminated employment or been terminated, nor has any event occurred that could give rise to a termination event, in either case under circumstances that has given, or could give, rise to a severance obligation on the part of the Company under such agreement.

4.12 Tax Treatment. None of the Company or any of the Company’s affiliates has taken, has agreed to take, or will take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

4.13 Contracts. As of the date hereof, except as disclosed in Section 4.13 of the Company Disclosure Schedule, the Company is not a party to or bound by any Contract that (1) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act), (2) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company, or which restricts the conduct of any line of business by the Company or any geographic area in which the Company may conduct business, in each case in any material respect or (3) which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. As of the date hereof, each Contract of the type described in this Section 4.13, whether or not set forth in Section 4.13 of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” Each Company Material Contract is valid and binding on the Company, and to the Company’s knowledge, each other party thereto, and in full force and effect, and the Company has in all respects performed all obligations required to be performed by it to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party to each Company Material Contract has in all respects performed all obligations required to be performed by it under such Company Material Contract, except as would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, the Company has not received any written notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract. The Company has made available to Parent true and complete copies of each Company Material Contract.

4.14 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or for which the Company is as of the date hereof obligated to indemnify a third party and the Company is not subject to any outstanding and unsatisfied order, writ, injunction, decree or arbitration ruling, award or other finding. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company that, as of the date hereof, challenges the validity or propriety, or seeks to prevent consummation of, the Merger or any other transaction contemplated by this Agreement.

4.15 Environmental Matters. Except as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) The Company (A) is in compliance with all, and is not subject to any liability with respect to any, applicable Environmental Laws, (B) holds or has applied for all Environmental Permits necessary to conduct their current operations, and (C) is in compliance with their respective Environmental Permits.

(b) The Company has not received any written notice, demand, letter, claim or request for information alleging that the Company may be in violation of, or liable under, any Environmental Law.

(c) The Company (A) has not entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to (i) compliance with Environmental Laws or Environmental Permits or (ii) the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and no investigation, litigation or other proceeding is pending or, to the knowledge of the Company, threatened in writing with respect thereto, or (B) is not an indemnitor in connection with any claim threatened or asserted in writing by any third-party indemnitee for any liability under any Environmental Law.

(d) None of the real property owned or leased by the Company is listed or, to the knowledge of the Company, proposed for listing on the “National Priorities List” under CERCLA, as updated through the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup.

(e) To the knowledge of the Company, there are no past or present conditions, circumstances, or facts that may (A) interfere with or prevent continued compliance by the Company with Environmental Laws and the requirements of Environmental Permits, (B) give rise to any liability or other obligation under any Environmental Laws, or (C) form the basis of any claim, action, suit, proceeding, or investigation against or involving the Company based on or related to any Environmental Law.

4.16 Intellectual Property. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company owns or has the right to use, whether through ownership, licensing or otherwise, all Intellectual Property significant to the businesses of the Company in substantially the same manner as such businesses are conducted on the Agreement Date (“Company Material Intellectual Property”). Except as set forth in Section 4.16 of the Company Disclosure Schedule as of the Agreement Date and except as would not, individually or in the aggregate, have a Material Adverse Effect: (A) no written claim challenging the ownership, legality, use, validity or enforceability of any Company Material Intellectual Property has been made by a third party and no such Company Material Intellectual Property is the subject of any pending or, to the Company’s knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (B) no person or entity has given notice to the Company that the use of any Company Material Intellectual Property by the Company is infringing or has infringed any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right, or that the Company or any licensee has misappropriated or improperly used or disclosed any trade secret, confidential information or know-how; (C) the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not breach, violate or conflict with any instrument or agreement concerning any Company Material Intellectual Property and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Company Material Intellectual Property; (D) the Company has, and enforces, a policy requiring each employee to execute a confidential information and inventions assignment agreement, and each consultant and independent contractor to execute a confidential information agreement, and all current and former employees, consultants and independent contractors have executed at least one such agreement; (E) the Company has no knowledge of any third party interfering with, infringing upon, misappropriating, or using without authorization any the Company Material Intellectual Property, and has no knowledge that any employee or former employee of the Company has interfered with, infringed upon, misappropriated, used without authorization, or otherwise come into conflict with any Company Material Intellectual Property; (F) the Company has taken all reasonable action to maintain and protect each item of Company Material Intellectual Property; and (G) to its knowledge, the Company has the right to use all of the Company Material Intellectual Property in all jurisdictions in which the Company currently conducts business and (H) neither the operation of the businesses of the Company (as such businesses are conducted on the Agreement Date) nor the use of any Company Material intellectual property infringes on or violates (or in the past infringed or violated) any domestic or foreign patent, trademark, service mark, trade name, or copyright or design right or constitutes or misappropriation of (or in the past constituted a misappropriation of) any trade secret, confidential information or know-how; provided that the foregoing representation shall be qualified by knowledge with respect to patents.

4.17 Regulatory Compliance.

(a) As to each product subject to the FDCA and the FDA regulations promulgated thereunder, state and local law, or similar Law in any foreign jurisdiction that is developed, manufactured, tested, distributed and/or marketed by the Company (each such product, a “Medical Device”, a “Biologic” or a “Drug”, as the case may be), each such Medical Device, Biologic or Drug has been and is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA, state and local law, and similar Law, including but not limited to those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, and applications or abbreviated applications to market a new Biologic or a new Drug, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the AMA’s guidelines on gifts to physicians, the PhRMA Code on Interactions with Healthcare professionals, and the AdvaMed Code of Ethics for Interactions with Health Care professionals, as applicable, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. The Company has not received any material notice or other material communication, nor to the Company’s knowledge is such notice or communication threatened, from the FDA or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling or promotion of any products of the Company or (B) otherwise alleging any material violation applicable to any Medical Device, Biologic or Drug by the Company of any Law.

(b) No Medical Device, Biologic or Drug is under consideration for or has been the subject of a safety alert, recalled, withdrawn, suspended or discontinued (other than for commercial or other business reasons) by the Company in the United States or outside the United States (whether voluntarily or otherwise). No proceedings in the United States or outside of the United States of which the Company has knowledge seeking a safety alert related to, or the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, Biologic or Drug are pending or threatened against the Company or, to the knowledge of the Company, any licensee of any Medical Device, Biologic or Drug, nor have any such proceedings been threatened, completed or pending at any time in the five year period prior to the date hereof. To the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action (legal or regulatory) or proceeding (legal or regulatory) with respect to a safety alert, recall, withdrawal, suspension, seizure or discontinuance of any Medical Device, Drug or Biologic of the Company or with respect to any of the drug products or candidates being sold, manufactured, or developed by the Company (the “Company Specified Compounds”). Complete and accurate copies of all material data of the Company with respect to the safety or efficacy of the Company Specified Compounds have been made available to Parent.

(c) As to each Biologic or Drug of the Company for which a biological license application, new drug application, investigational new drug application or similar state or foreign regulatory application has been approved, the Company is in compliance with 21 U.S.C. § 355, Section 351 of the Public Health Service Act or 21 C.F.R. Parts 312, 314, 600 or 601 et seq., respectively, and similar Law and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. As to each such Drug, the Company and the officers, employees or agents of the Company, have included in the application for such drug, where required, the certification described in 21 U.S.C. § 335a(k)(1) or any similar Law and the list described in 21 U.S.C. § 335a(k)(2) or any similar Law, and each such certification and list was true, complete and correct in all material respects when made. In addition, the Company is and has been in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 207 and Part 807 and all similar Law.

(d) No article of any Medical Device, Biologic or Drug manufactured and/or distributed by the Company is or has been (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Law), or (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Law) except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. No article of any Biologic or Drug manufactured and/or distributed by the Company is or has been a product that is or has been in violation of 21 U.S.C. § 355 (or similar Law), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

(e) Neither the Company, nor, to the knowledge of the Company, any officer, employee or agent of the Company, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither the Company, nor, to the knowledge of the Company, any officer, employee or agent of the Company, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Law or authorized by 21 U.S.C. § 335a(b) or any similar Law. Neither the Company, nor, to the knowledge of the Company, any officer, employee or agent of the Company, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Law.

(f) The Company has not received any written notice nor is aware of any threatened notice, that the FDA or any other Governmental Entity has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device, Biologic or Drug, (b) commenced, or threatened to initiate, any action to enjoin production of any Medical Device, Biologic or Drug or (c) to the Company’s knowledge, commenced, or threatened to initiate, any action to enjoin the production of any Medical Device, Biologic or Drug produced at any facility where any Medical Device, Biologic or Drug is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has not received, nor is aware of any threatened, regulatory, untitled, or warning letter.

(g) To the knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Entity against or affecting the Company relating to or arising under (a) the FDCA or the regulations of the FDA promulgated thereunder, (b) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services, or (c) any similar state, local or foreign laws or regulations.

4.18 Taxes.

(a) The Company has duly and timely filed with the appropriate Tax authorities or other Governmental Entities all Tax Returns required to be filed, except where failure to so file would not, individually or in the aggregate, have a Material Adverse Effect. All such Tax Returns are complete and accurate in all respects, except as would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes shown as due on such Tax Returns have been timely paid.

(b) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, the unpaid Taxes of the Company (i) did not, as of the dates of the most recent financial statements of the Company, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheets contained in such financial statements, and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(c) Subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect, (i) no deficiencies for Taxes with respect to the Company has been claimed, proposed or assessed by a Tax authority or other Governmental Entity, (ii) no audit or other proceeding for or relating to any liability in respect of Taxes of the Company is being conducted by any Tax authority or Governmental Entity, and the Company has not received notification that any such audit or other proceeding is pending, and (iii) neither the Company nor any predecessor has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(d) There are no Tax liens upon any property or assets of the Company except (i) liens for current Taxes not yet due and payable, and (ii) liens that would not, individually or in the aggregate, have a Material Adverse Effect.

(e) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and have otherwise complied with all applicable rules and regulations relating to withholding of Taxes, subject to such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

(f) The Company currently is not the beneficiary of any extension of time within which to file any material Tax Return.

(g) No claim has ever been made in writing by an authority in a jurisdiction where any of the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction or may be required to file a Tax Return in such jurisdiction or may be required to file a Tax Return in such jurisdiction.

(h) The Company has no liability for the Taxes of any person (other than members of the consolidated group of which the Company is the common parent) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise, except in each case where such liability for Taxes would not, individually or in the aggregate, have a Material Adverse Effect. The Company is not a party to any Tax sharing or allocation agreement.

(i) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period described in Section 897(c)(1)(A)(ii) of the Code.

(j) The Company has not been a party to any distribution in which the parties to such distribution treated the distribution as one described in Section 355 of the Code, in whole or in part.

(k) The Company has delivered to Parent correct and complete copies of all (i) federal and applicable state and franchise Tax Returns for tax years ending on or after December 31, 2004, and made available such other Tax Returns as Company may have requested, and (ii) income Tax audit reports, statements of deficiency, and closing or other agreements relating to Taxes.

(l) The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(m) The Company has not consummated, participated in, nor is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections

6662, 6011, 6012 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(n) The Company is, and has always been, an accrued method taxpayer. The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date. The Company has not incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(o) The Company has not elected to defer cancellation of indebtedness income under Section 108(i) of the Code.

(p) Section 4.18(p) of the Company Disclosure Schedule sets forth all countries, states, provinces, cities and other jurisdictions in which the Company either (i) has been subject to any Tax at any time during the past five (5) years, (ii) is currently subject to any Tax, or (iii) is or has been during the past five (5) years subject to a claim that the Company is subject to any Tax.

(q) The Company has filed all reports and has created and/or retained all records required under Sections 6038, 6038B, 6046 and 6046A of the Code.

4.19 Insurance. Section 4.19 of the Company Disclosure Schedule lists material policies of liability, property, casualty and other forms of insurance owned or held by the Company, copies of which have previously been made available to Parent. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy. No insurer has advised the Company that it intends to reduce coverage or materially increase any premium under any such policy, or that coverage is not available (or that it will contest coverage) for any material claim made against the Company.

4.20 Vote Required. The affirmative vote of the holders of (i) a majority of the outstanding shares of Company Common Stock and Company Series A Preferred Stock, voting as a single class (with Company Series A Preferred Stock voting on an as-converted basis), and (ii) a majority of the outstanding shares of Series A Preferred Stock, voting as a separate class, are the only votes of the holders of any class or series of capital stock or other Equity Securities of the Company necessary to adopt this Agreement and the transactions contemplated hereby, including the Merger (the “Company Stockholder Approval”).

4.21 Transactions with Affiliates. Section 4.21 of the Company Disclosure Schedule describes any material transactions or relationships between the Company and any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than five percent (5%) of the voting power of the outstanding capital stock of the Company or (c) to the knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in each of the case of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

4.22 Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of Parent or at the time of the Parent Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements made in the Proxy Statement based upon information supplied by any party other than the Company for inclusion in the Proxy Statement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY STOCKHOLDERS

Each Company Stockholder, severally and not jointly, represents and warrants to Parent and Merger Sub as follows:

5.1 Organization. Such Company Stockholder (if not a natural person) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

5.2 Authorization; Enforceability. Such Company Stockholder has the requisite power and authority (including all requisite power and authority as a corporation or other entity) to enter into this Agreement and to perform its obligations hereunder. If such Company Stockholder is not a natural person, the execution and delivery of this Agreement by such Company Stockholder and the performance of its obligations hereunder have been duly authorized by all necessary action on the part of such Company Stockholder (including authorization by the board of directors or other managing body and by the stockholders or other securityholders of such Company Stockholder). This Agreement has been duly authorized and validly executed and delivered by such Company Stockholder and constitutes a legal, valid and binding obligation of such Company Stockholder, enforceable against the such Company Stockholder in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

5.3 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by such Company Stockholder does not, and the performance by such Company Stockholder of such Company Stockholder’s obligations hereunder will not, (i) if such Company Stockholder is not a natural person, conflict with or result in any violation or breach of the certificate of incorporation, by-laws or other organization documents of such Company Stockholder, (ii) materially conflict with or result in any material violation or material breach of, or constitute (with or without notice or lapse of time, or both) a material default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, require the payment of a material penalty under, or result in the imposition of any material lien on any of the Company Shares or Company Options held by such Company Stockholder under, any of the terms, conditions or provisions of any material contract to which such Company Stockholder is a party or by which such Company Stockholder or such Company Stockholder’s Company Shares and/or Company Options may be bound, or (iii) conflict with or violate in any material respect any permit or Law applicable to such Company Stockholder or such Company Stockholder’s Company Shares or Company Options.

(b) The execution, delivery and performance by such Company Stockholder of this Agreement require no material consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity.

5.4 Title to Company Shares and Company Options. Such Company Stockholder holds of record and owns the number of Company Shares of each class and series, and holds the number and type of Company Options, set forth next to the name of such Company Stockholder in Section 5.4 of the Company Disclosure Schedule, free and clear of any lien.

5.5 No Broker’s or Finder’s Fees. There are no investment bankers, brokers, advisors, finders or other intermediaries that have been retained by or are authorized to act on behalf of such Company Stockholder who are entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

5.6 Private Placement. Such Company Stockholder understands and acknowledges that the issuance of the shares of Parent Common Stock pursuant to the Merger will not be registered under the Securities Act and that any shares of Parent Common Stock will be issued to such Company Stockholder in a private placement transaction effected in reliance on an exemption from the registration requirements of the Securities Act and in reliance on exemptions from the registration or qualification requirements of applicable Blue Sky Laws. Such Company Stockholder acknowledges that any shares of Parent Common Stock so issued to such Company Stockholder will be “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act. Such Company Stockholder represents and acknowledges that such Company Stockholder is familiar with Rule 144 under the Securities Act as presently in effect and understands the restrictions and resale limitations imposed thereby and by the Securities Act.

5.7 Limitations on Transfer. Such Company Stockholder understands and agrees that any such shares of Parent Common Stock cannot be offered, resold or otherwise transferred except pursuant to (a) an effective registration statement under the Securities Act covering such offer, sale or transfer and such offer, sale or transfer is made in accordance with such registration statement, or (b) an available exemption from registration. Such Company Stockholder hereby covenants and agrees that such Company Stockholder will not offer, sell or otherwise transfer any such shares of Parent Common Stock except in compliance with the terms of this Agreement and with applicable federal and Blue Sky Laws.

5.8 Restrictive Legends. The certificates representing any shares of Parent Common Stock issued pursuant to the Merger shall bear, in addition to any other legends required under applicable Blue Sky Laws, a legend in substantially the following form:

These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any applicable state securities or “blue sky” laws. These securities may not be sold, offered, pledged, hypothecated or otherwise transferred except pursuant to registration under the Securities Act or pursuant to an available exemption from registration. The issuer of these securities may require an opinion of counsel reasonably satisfactory to the issuer, in form and substance reasonably satisfactory to the issuer, to the effect that any sale or transfer of these securities will be in compliance with the Securities Act and any applicable state securities or “blue sky” laws.

These securities are subject to the terms of an Agreement and Plan of Merger among Anesiva, Inc., Arca Acquisition Corporation, Arcion Therapeutics, Inc. and the Stockholders named therein, dated August 4, 2009. A copy of such Merger Agreement shall be furnished by the issuer to the holder hereof upon written request.

In order to prevent any transfer from taking place in violation of applicable law or the terms of this Agreement, Parent may cause a stop transfer order to be placed with its transfer agent with respect to any shares of Parent Common Stock issued to such Company Stockholder pursuant to the Merger. Parent will not be required to transfer on its books any shares of Parent Common Stock that have been sold or transferred in violation of any provision of applicable law or the terms of this Agreement.

5.9 Accredited Investor. Such Company Stockholder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, as presently in effect.

5.10 Investment Intent. Such Company Stockholder is acquiring the shares of Parent Common Stock issued pursuant to the Merger, if any, for such Company Stockholder’s own account for investment and not with a view to, or for resale in connection with, the distribution thereof, without prejudice, however, to such Company Stockholder’s rights to dispose of all or any part of such shares of Parent Common Stock under an exemption from the registration requirements of the Securities Act. Such Company Stockholder has no present intention of selling or otherwise distributing any portion of any such shares of Parent Common Stock (or any interest therein), subject to such rights as aforesaid. If such Company Stockholder is not an individual, such Company Stockholder has not been formed to acquire any shares of Parent Common Stock issuable to such Company Stockholder pursuant to the Merger.

5.11 Investment Experience and Status. Such Company Stockholder has such knowledge and experience in financial and business matters that such Company Stockholder is capable of evaluating the merits and risks of an investment in Parent Common Stock and protecting such Company Stockholder’s own interests in connection with such investment.

5.12 Documents Delivered; Information. Such Company Stockholder acknowledges that such Company Stockholder has received a copy of this Agreement and been afforded the opportunity to review the schedules and exhibits hereto. Such Company Stockholder has received or has had access to all the information relating to Parent that such Company Stockholder has requested and considers necessary and relevant to making an informed investment decision with respect to the shares of Parent Common Stock, including the annual reports, quarterly reports, current reports, proxy statements and other information filed by Parent with the SEC. Such Company Stockholder has been given the opportunity to make a thorough investigation of the activities of Parent and has been furnished with access to materials relating to Parent and its activities. Such Company Stockholder has been afforded the opportunity to obtain any additional information deemed necessary by such Company Stockholder to verify the accuracy of the information conveyed by Parent to such Company Stockholder. Such Company Stockholder has had an opportunity to ask questions of and receive answers from Parent, or from a person or persons acting on Parent’s behalf, concerning the terms and conditions of this investment.

5.13 Professional Advice. With respect to the legal, tax, accounting, financial and other economic considerations involved in acquiring any shares of Parent Common Stock, such Company Stockholder is not relying on Parent, Merger Sub, the Company, the Company Stockholder Representative or any other Company Stockholder, or any director, officer, employee, agent or other Representative of any of the foregoing.

5.14 Further Representations by Foreign Company Stockholders. If such Company Stockholder is not a United States person, such Company Stockholder hereby represents that such Company Stockholder is satisfied as to the full observance of the laws of such Company Stockholder’s jurisdiction in connection with acquiring any shares of Parent Common Stock and the execution and delivery by such Company Stockholder of this Agreement and any other instrument or document executed and delivered by such Company Stockholder pursuant hereto, including (a) the legal requirements within such Company Stockholder’s jurisdiction for acquiring any shares of Parent Common Stock issued pursuant to the Merger, (b) any foreign exchange restrictions applicable to any such acquisition of shares of Parent Common Stock issued in connection with the Merger, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of any shares of Parent Common Stock issued pursuant to the Merger.

ARTICLE VI

COVENANTS

6.1 Conduct of Business by Parent Pending the Closing. Parent agrees that, between the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as set forth in Section 6.1 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless authorized and previously approved in writing by the majority of the members of the Operating Committee, Parent will, and will cause each of its Subsidiaries to conduct its operations only in the ordinary and usual course of business consistent with past practice. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.1 of the Parent Disclosure Schedule or as specifically permitted by any other provision of this Agreement, Parent shall not (unless required by applicable Law), and shall not permit any of its Subsidiaries to, between the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, directly or indirectly, do, or agree to do, any of the following unless authorized and previously approved in writing by the majority of the members of the Operating Committee:

(a) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents (except, as applicable, as contemplated by the Reverse Stock Split);

(b)(A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, Parent or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of Parent or any of its Subsidiaries, other than the (i) issuance of Parent Common Stock upon the exercise of Parent Options outstanding as of the date hereof in accordance with their terms or (ii) the grant of options at the Closing to such persons, on such terms and in such amounts as set forth in Section 6.1(b)(A)(ii) of the Parent Disclosure Schedule, or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including, without limitation, Intellectual Property and Intellectual Property related to Parent’s Zingo and Adlea programs) of Parent or any of its Subsidiaries, except pursuant to existing Contracts or commitments;

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Subsidiary of Parent to Parent or to any other wholly-owned Subsidiary of Parent) or enter into any agreement with respect to the voting of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities (other than pursuant to the Reverse Stock Split or in connection with the termination of an employee pursuant to existing repurchase rights);

(e)(A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Subsidiary of Parent) for borrowed money (other than ordinary course trade accounts payable, which shall not be material in the aggregate), (C) terminate, cancel or request any material change in, or agree to any material change in, any Parent Material Contract, or (D) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.1(e);

(f)(A) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) grant or modify any rights to severance change-in-control or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Parent or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or (C) take any affirmative action to amend or waive any performance or vesting criteria, accelerate vesting, exercisability or funding or exercise any discretion under any Parent Benefit Plan;

(g)(A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice and in accordance with their terms, provided that promptly following the Agreement Date, Parent shall agree upon a payment plan with respect to the subject matter of this Section 6.1(g) with the Operating Committee, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(h) make any change in accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

(i) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(j) change its method of accounting, make any material tax election, settle or compromise any material liability for Taxes, amend any Tax Return or file any refund for Taxes;

(k) take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(l) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Parent is a party;

(m) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(n) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Parent shall fully and promptly inform the Operating Committee of all discussions, negotiations or activities related to the license, sale, or potential license or sale, of any asset of Parent or its Subsidiaries, and shall promptly provide the Operating Committee copies of any written materials (including materials in electronic form or otherwise) received from any third party in connection with any of the foregoing.

6.2 Conduct of Business by the Company Pending the Closing. The Company agrees that, between the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, except as set forth in Section 6.2 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, unless authorized and previously approved in writing by the majority of the members of the Operating Committee, the Company will, and will cause each of its Subsidiaries to conduct its operations only in the ordinary and usual course of business consistent with past practice. Without limiting the foregoing, and as an extension thereof, except as set forth in Section 6.2 of the Company Disclosure Schedule or as specifically permitted by any other provision of this Agreement, the Company shall not (unless required by applicable Law), and shall not permit any of its Subsidiaries to, between the Agreement Date and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, directly or indirectly, do, or agree to do, any of the following unless authorized and previously approved in writing by the majority of the members of the Operating Committee:

(a) amend or otherwise change its certificate of incorporation or by-laws or equivalent organizational documents;

(b)(A) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including, without limitation, any such interest represented by contract right), of the Company or any of its Subsidiaries other than the issuance of Company Common Stock upon the exercise of Company Options outstanding as of the date hereof in accordance with their terms or upon the conversion of Company Preferred Stock or other convertible securities of the Company, or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets (including, without limitation, Intellectual Property and Intellectual Property related to the Company’s Clonidine program) of the Company or any of its Subsidiaries, except pursuant to existing Contracts or commitments or the sale or purchase of goods in the ordinary course of business consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by a wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities (other than in connection with the termination of an employee pursuant to existing repurchase rights);

(e)(A) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or any division thereof or any assets, other than acquisitions of assets in the ordinary course of business consistent with past practice, (B) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person (other than a wholly-owned Subsidiary of the Company) for borrowed money (other than ordinary course trade accounts payable, which shall not be material in the aggregate), (C) terminate, cancel or request any material change in, or agree to any material change in, any Company Material Contract other than in the ordinary course of business consistent with past practice, or (D) enter into or amend any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 6.2(e);

(f)(A) increase the compensation or benefits payable or to become payable to its directors, officers or employees; (B) grant or modify any rights to severance, change-in-control or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or (C) take any affirmative action to amend or waive any performance or vesting criteria, accelerate vesting, exercisability or funding or exercise any discretion under any Company Benefit Plan;

(g)(A) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) except in the ordinary course of business consistent with past practice and in accordance with their terms, (B) accelerate or delay collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice, or (C) delay or accelerate payment of any account payable in advance of its due date or the date such liability would have been paid in the ordinary course of business consistent with past practice;

(h) make any change in accounting policies or procedures, except as required by GAAP or by a Governmental Entity;

(i) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(j) change its method of accounting, make any material tax election, settle or compromise any material liability for Taxes, amend any Tax Return or file any refund for Taxes;

(k) take, or agree to take, any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(l) modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which the Company is a party;

(m) take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(n) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

The Company shall fully and promptly inform the Operating Committee of all discussions, negotiations or activities related to the license, sale, or potential license or sale, of any asset of the Company, and shall promptly provide the Operating Committee copies of any written materials (including materials in electronic form or otherwise) received from any third party in connection with any of the foregoing.

6.3 Proxy Statement.

(a) As promptly as practicable after the Agreement Date, Parent shall prepare (in consultation with the Company) and cause to be filed with the SEC the Proxy Statement. Parent shall cause the Proxy Statement to comply in all material respects in form and substance with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff with respect to the Proxy Statement. The Company shall furnish to Parent all information concerning itself as Parent may reasonably request in connection with the preparation of the Proxy Statement or which may be required under applicable Law. Parent shall promptly notify the Company upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, shall consult with the Company prior to responding to any such comments or requests or filing any amendment or supplement to the Proxy Statement, and shall promptly provide the Company with copies of all correspondence between Parent and its Representatives on the one hand and the SEC and its staff on the other hand. Parent will use reasonable best efforts to cause the Proxy Statement to be mailed to the Parent stockholders as promptly as practicable following the clearance of the Proxy Statement by the SEC (or expiration of applicable period for comments). If Parent or the Company becomes aware of any information relating to Parent or the Company or any of their respective affiliates, directors or officers that, pursuant to the Exchange Act, should be disclosed in an amendment or supplement to the Proxy Statement, then the party that discovers such information shall promptly notify the other party thereof and shall cooperate with Parent in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Parent stockholders.

(b) Notwithstanding anything to the contrary stated above, prior to filing and mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent shall provide the Company a reasonable opportunity to review and comment on such document or response and shall discuss with the Company and include in such document or response, comments reasonably and promptly proposed by the Company.

6.4 Parent Stockholders’ Meetings; Company Stockholder Approval.

(a) Parent shall duly call and hold a meeting of its stockholders (the “Parent Stockholders’ Meeting”) as promptly as practicable in accordance with applicable Law following the date the Proxy Statement is mailed to its stockholders for the purpose of voting upon the matters that are subject to Parent Stockholder Approval. In connection with Parent Stockholders’ Meeting and the transactions contemplated hereby, Parent will (i) subject to applicable Law, use its reasonable best efforts to obtain the approvals by its stockholders of the matters that are subject to Parent Stockholder Approval, and (ii) otherwise comply with all legal requirements applicable to Parent Stockholders’ Meeting. Subject to Section 6.6, the Parent Board shall recommend approval of the issuance by Parent of the shares of Parent Common Stock issuable pursuant to this Agreement and the change-of-control of Parent in connection with the transactions contemplated by this Agreement by the stockholders of Parent (the “Parent Recommendation”) and, except as contemplated under Section 6.6, shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation, and the Proxy Statement shall contain such recommendation.

(b) The Company shall use its reasonable best efforts to obtain and deliver to Parent, promptly following the Agreement Date, written consents of the Company Stockholders, pursuant to the requirements of Delaware Law, constituting approval and adoption of the Company Stockholder Approval (the “Company Stockholder Written Consents”). Subject to Section 6.6, the Company Board shall recommend adoption of this Agreement by the Company Stockholders (the “Company Recommendation”) and, except as contemplated under Section 6.6, shall not withdraw or adversely modify (or propose to withdraw or adversely modify) such recommendation.

6.5 Access to Information; Confidentiality. Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which Parent or the Company or any of their respective Subsidiaries is a party (which such person shall use commercially reasonable efforts to cause the counterparty to waive), from the Agreement Date to the Effective Time, Parent and the Company shall, and shall cause each of its Subsidiaries and each of their respective directors, officers, employees, accountants, consultants, legal counsel, investment bankers, advisors, and agents and other representatives (collectively, “Representatives”) to (a) provide to the other party and its respective Representatives access during normal business hours and upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its Subsidiaries and to the books and records thereof and (b) subject to applicable Laws relating to the exchange of information, furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of itself and its Subsidiaries as the other party and its Representatives may reasonably request. No investigation conducted pursuant to this Section 6.5 shall affect or be deemed to modify or limit any representation or warranty made in this Agreement or the conditions to the obligations to consummate the Merger. With respect to the information disclosed pursuant to this Section 6.5, the parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under that certain Mutual Confidential Disclosure Agreement, dated May 1, 2009, previously executed by Parent and the Company (the “Confidentiality Agreement”).

6.6 No Solicitation of Transactions.

(a) Each of Parent and the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall ensure that its and its Subsidiaries’ Representatives do not, directly or indirectly: (i) initiate, solicit, induce, knowingly encourage or take any other action designed to, or which could reasonably be expected to, facilitate, an Acquisition Proposal or Acquisition Inquiry or the making, submission or announcement of, any Acquisition Proposal or Acquisition Inquiry, (ii) furnish to any person any nonpublic information in connection with or in response to any Acquisition Proposal or Acquisition Inquiry, (iii) participate or engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry, except to notify such person as to the existence of these provisions of Section 6.6(a), (iv) approve, endorse or recommend any Acquisition Proposal or Acquisition Inquiry, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or Acquisition Inquiry; provided, that so long as there has been no breach of this Section 6.6(a), prior to obtaining the Parent Stockholder Approval, Parent may, or prior to obtaining the Company Stockholder Approval, the Company may, in response to a written Acquisition Proposal, participate in discussions or negotiations with, request clarifications from, or furnish nonpublic information to, any person in response to an Acquisition Proposal made by such person (and not withdrawn) if (x) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions or negotiations with, such person, such party gives the other party written notice of the identity of such person and of such party’s intention to furnish nonpublic information to, or enter into discussions or negotiations with, such person and such party receives from such person an executed confidentiality agreement containing terms and conditions at least as favorable to such party as the provisions of the Confidentiality Agreement, (y) the Parent Board or Company Board, as applicable, reasonably determines in good faith, after having taken into account the advice of its nationally recognized financial advisor (which may be its current outside financial advisor), that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal, and (z) the Parent Board or Company Board, as applicable, reasonably determines in good faith, after having taken into account the advice of its nationally recognized outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would constitute a breach of its fiduciary duties to its stockholders under applicable Law. Without limiting the foregoing, the parties agree that any violation of the restrictions set forth in this Section 6.6(a) by any Representative of Parent or the Company or any of its respective Subsidiaries, whether or not such person is purporting to act on behalf of such party, shall constitute a breach of this Section 6.6(a). For purposes of this Agreement, a Representative shall be deemed to have breached this Section 6.6(a) if such Representative takes any action that would constitute a breach by Parent or the Company of this Section 6.6(a) were such party to take such action directly. Parent and the Company shall immediately terminate, and shall cause its Subsidiaries and its Subsidiaries’ Representatives to immediately terminate, all discussions or negotiations, if any, with any third party ongoing as of the date of this Agreement with respect to, or any that could reasonably be expected to lead to or contemplate the possibility of, an Acquisition Proposal or Acquisition Inquiry unless and until such third party submits an Acquisition Inquiry or Acquisition Proposal, in which case the foregoing provisions shall apply equally with respect to such third party as to any other third party with whom no discussions or negotiations were taking place as of the date of this Agreement.

(b) Neither the Parent Board or Company Board nor any committee thereof shall (i) withdraw, modify or amend, or formally propose to withdraw, modify or amend, in a manner adverse to the other party hereto, Parent Recommendation or the Company Recommendation, as the case may be or (ii) resolve to do any of the foregoing; provided, that Parent Board or the Company Board, as the case may be, may withdraw, modify or amend the Parent Recommendation or Company Recommendation, as applicable, prior to obtaining the approval of its stockholders as contemplated by Section 6.4 (an “Adverse Recommendation Change”) if, (x) Parent or the Company, as the case may be, has complied with its obligations under this Section 6.6, (y) Parent Board or the Company Board, as applicable, reasonably determines in good faith, after having taken into account the advice of its nationally recognized outside legal counsel (which may be its current outside legal counsel), that failure to take such actions would constitute a breach of its fiduciary duties to its stockholders under applicable Law and (z) prior to taking such actions, Parent Board or the Company Board, as applicable, shall have given the other party, at least five days notice of its intention to take such action and the opportunity during such period to submit one or more competing proposal(s) (which shall be considered and negotiated by the Parent Board or Company Board, as applicable, in good faith, after consultation with nationally recognized outside legal counsel (which may be its current outside legal counsel) and financial advisor (which may be its current outside financial advisor)) and, notwithstanding such competing proposal(s), the Superior Proposal continues to constitutes a Superior Proposal. In the event of any material revisions to a Superior Proposal (including, without limitation, any revision in price), Parent or the Company, as applicable, shall be required to deliver a new notice to Parent or the Company, as applicable, and to again comply with the requirements of this Section 6.6(b) with respect to such new notice. Neither the Parent Board’s ability to take any of the actions described in this Section 6.6(b) nor the commencement, disclosure, announcement or submission to it of an Acquisition Proposal shall relieve Parent’s obligation to duly call, give notice of, convene and hold the Parent Stockholders’ Meeting to consider and vote upon the issuance by Parent of the shares of Parent Common Stock issuable pursuant to this Agreement and the change-of-control of Parent in connection with the transactions contemplated by this Agreement, pursuant to Section 6.4(b). Neither the Company Board’s ability to take any of the actions described in this Section 6.6(b) nor the commencement, disclosure, announcement or submission to it of an Acquisition Proposal shall relieve the Company’s obligation to seek to obtain the Company Stockholder Written Consent, pursuant to Section 6.4(b).

(c) In addition to the obligations set forth in Section 6.6(a), Parent or the Company, as applicable, shall as promptly as practicable (and in any event within 24 hours) advise the other of any Acquisition Inquiry or Acquisition Proposal, including the identity of the person making such Acquisition Proposal or Acquisition Inquiry and the terms and conditions thereof, and such party shall, within 24 hours of the receipt thereof, promptly provide to the other party copies of any written materials received in connection with any of the foregoing. Such Party shall keep the other party fully informed of the status and material details (including amendments or proposed amendments) of any such Acquisition Proposal or Acquisition Inquiry and keep the other party fully informed as to the material details of any nonpublic information requested of it and as to the details of all discussions or negotiations with respect to any such Acquisition Proposal or Acquisition Inquiry, and shall provide to the other party within 24 hours of receipt thereof all written materials received by it with respect thereto. Parent or the Company, as applicable, shall promptly provide to the other party any non-public information concerning it provided to any other person in connection with any Acquisition Proposal or Acquisition Inquiry, which was not previously provided to the other party.

(d) Parent and the Company agree not to release or permit the release of any person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar Contract to which Parent or the Company or any of its Subsidiaries is a party or under which Parent or the Company or any of its Subsidiaries has any rights, and will use its commercially reasonable efforts to cause each such agreement to be enforced at the request of the other party.

(e) Nothing contained in this Agreement shall be deemed to restrict the Parent from complying with Rules 14d-9 or 14e-2 under the Exchange Act with regard to an Acquisition Proposal; provided, that any such disclosure shall be deemed to be an Adverse Recommendation Change unless the Parent Board expressly reaffirms the Parent Recommendation (x) in such disclosure or (y) within two (2) business days after requested to do so by the Company.

6.7 Appropriate Action; Consents; Filings.

(a) Parent and the Company shall use their commercially reasonable efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, including, without limitation, the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (x) the Securities Act and the Exchange Act, and any other applicable federal or state securities Laws, (y) the HSR Act, and (z) any other applicable Law; provided, that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including, if requested, by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided, that nothing in this Section 6.7(a) shall require the expenditure of money by the Company or Parent to a third party in exchange for any such consent (other than nominal filing or processing fees). Parent and the Company shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement) in connection with the transactions contemplated by this Agreement.

(b) Parent and the Company shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all commercially reasonable efforts to obtain any third party consents, (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B)

required to be disclosed in Parent Disclosure Schedule or the Company Disclosure Schedule, as applicable, or (C) required to prevent a Material Adverse Effect with respect to Parent or the Company from occurring prior to or after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 6.7(b), such party shall use all commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon Parent and the Company, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

6.8 Certain Notices. From and after the Agreement Date until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied, or (B) the failure of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, that the delivery of any notice pursuant to this Section 6.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the Agreement Date or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

6.9 Public Announcements. The press release announcing the execution of this Agreement shall be issued in the form as has been mutually agreed upon by Parent and the Company and each of Parent and the Company shall consult with, and obtain the consent of, the other party (which shall not be unreasonably withheld or delayed) before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement prior to consulting with and obtaining the prior consent of the other party (which shall not be unreasonably withheld or delayed); provided, that a party may, without consulting with or obtaining the prior consent of the other party, issue such press release or make such public statement as may be required by applicable Law or, in the case of Parent, by any listing agreement with a national securities exchange or automated quotation system to which it is a party, if such party has used commercially reasonable efforts to consult with the other party and to obtain such other party’s consent, but has been unable to do so in a timely manner. Notwithstanding the provisions of this Section 6.9, in the event that there has been a change of recommendation pursuant to Section 6.6, neither Parent nor the Company will have any further obligation to consult with each other, and agree, before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or any Acquisition Proposal.

6.10 NASDAQ Matters.

(a) Parent shall use its reasonable best efforts to preserve and maintain the listing of Parent Common Stock on NASDAQ. Parent shall promptly notify the Company of any written or oral communications with NASDAQ and Parent shall not agree to participate in any substantive meeting or discussion with NASDAQ unless it consults with the Company in advance and gives the Company or its counsel the opportunity to attend and participate in such meeting or discussion.

(b) Parent shall promptly prepare and submit to NASDAQ a listing application covering the shares of Parent Common Stock to be issued in the Merger and, provided that the Parent Common Stock is listed on NASDAQ, shall use its reasonable best efforts to cause such shares to be approved for listing on NASDAQ, including, without limitation, effecting a reverse stock split if necessary with respect to the then-outstanding shares of Parent Common Stock, such that each share of Parent Common Stock shall be converted into such lesser number of shares of Parent Common Stock according to a ratio between (and including) 50 into 1 and 30 into 1 (the “Reverse Stock Split”), subject to official notice of issuance, prior to the Effective Time. The Company shall furnish such information concerning it, the Company’s director nominees pursuant to Section 1.6 hereof and the holders of the Company’s capital stock as Parent may reasonably request in connection with such actions and the preparation of the listing application.

6.11 Employee Benefit and Section 16 Matters.

(a) Prior to the Effective Time, Parent Board, or an appropriate committee of non-employee directors, shall adopt a resolution in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, so that the acquisition by any officer or director of the Company who may become a covered person of Parent for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder (“Section 16”) of shares of Parent Common Stock or options to acquire Parent Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

(b) Employees of the Company or any Subsidiary of the Company who become employees of Parent or a Subsidiary of Parent at or after the Effective Time (“Continuing Employees”) shall receive credit for purposes of eligibility to participate and vesting (but not benefit accruals) under Parent Benefit Plans for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, that such crediting of service shall not operate to duplicate any benefit or the funding of any benefit. In addition, to the extent permitted by applicable plans and insurance policies, Parent shall waive, or cause to be waived, under Parent Benefit Plans any limitations on benefits relating to any pre-existing conditions of Continuing Employees, and Parent shall recognize, or cause to be recognized under Parent Benefit Plans, for purposes of applying annual deductibles, co-payments and out-of-pocket maximums, amounts paid by Continuing Employees in the calendar year in which the Effective Time occurs under Company Benefit Plans as though such amounts had been paid in accordance with the terms and conditions of Parent Benefit Plans in such calendar year.

(c) The parties hereto acknowledge and agree that all provisions contained in this Section 6.11 with respect to employees are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including, without limitation, any employees, former employees, any participant in any Company Benefit Plan or Parent Benefit Plan or any beneficiary thereof or (ii) to continued employment with Parent or the Company. After the Effective Time, nothing contained in this Section 6.11 shall interfere with Parent’s right to amend, modify or terminate any Company Benefit Plan or Parent Benefit Plan or to terminate the employment of any employee of Parent or the Company for any reason.

6.12 Indemnification of Directors and Officers.

(a) The Company, Merger Sub and Parent agree that the indemnification and exculpation obligations set forth in the Company Certificate and Company By-laws existing in favor of those persons who are directors and officers of the Company as of the Agreement Date for their acts and omissions as directors and officers thereof prior to the Effective Time, shall survive the Merger and be honored and be given full force and effect by Parent and Merger Sub to the fullest extent permitted by Delaware Law for a period of six years from Effective Time.

(b) For six years from the Effective Time, Parent shall provide to the Company’s directors and officers, as of the Agreement Date, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policies (true and complete copies which have been previously provided or made available to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that Parent shall not be required to pay an annual premium for the D&O Insurance with respect to the Company in excess of 300% of the last annual premium paid by the Company prior to the Agreement Date for D&O Insurance with respect to the Company. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.12, which policies provide such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Parent shall maintain such policies in full force and effect, and continue to honor the obligations thereunder.

(c) From and after the Effective Time, Parent and the Surviving Corporation also agree to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements listed in Section 6.12(c) of the Company Disclosure Schedule between the Company and such officers and directors.

6.13 Officer’s Certificates.

(a) Not later than five (5) business days prior to (x) the mailing date of the Proxy Statement and (y) the anticipated Closing Date, Parent shall provide to the Company in writing its estimate (as of the Effective Time) of the number of Parent Fully Diluted Shares. Immediately prior to the Effective Time, Parent shall provide to the Company a certificate of the Chief Executive Officer of Parent setting forth the number of Parent Total Fully Diluted Shares.

(b) Not later than five (5) business days prior to (x) the mailing date of the Proxy Statement and (y) the anticipated Closing Date, the Company shall provide to Parent in writing its estimate (as of the Effective Time) of the number of Company Fully Diluted Shares. Immediately prior to the Effective Time, the Company shall provide to Parent a certificate of the Chief Executive Officer of the Company setting forth the number of Company Total Fully Diluted Shares.

6.14 FDA Meetings. Each of the Company and Parent agrees that between the Agreement Date and the Effective Time that it will use reasonable efforts to provide the other party and its representatives with a reasonable opportunity to review and confer with such party regarding any filing, correspondence, or other communications proposed to be submitted or transmitted to the FDA and to attend and participate in any meetings with any representatives of the FDA.

6.15 Takeover Statutes. If any anti-takeover, control share acquisition, fair price, moratorium or other similar statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such lawful actions as are necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise take such lawful actions to eliminate or minimize the effects of such statute and any regulations promulgated thereunder on such transactions.

6.16 Reorganization. It is the intent of all parties hereto that the Merger be treated as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereto adopt this Agreement as a “plan or reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Notwithstanding anything herein to the contrary, each of Merger Sub, Parent and the Company shall use commercially reasonable efforts to cause the Merger to qualify, and will not take any actions, or fail to take any action, which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368(a) of the Code. Merger Sub, Parent, the Company and the Surviving Corporation shall report, to the extent required or permitted by the Code or the regulations thereunder, the Merger for United States federal income tax purposes as a reorganization within the meaning of Section of 368(a) of the Code and shall file all Tax Returns consistent with the foregoing and shall not take any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such treatment or unless required to do so by applicable law. Parent and the Company will each make available to the other party and their respective legal counsel copies of all returns requested by the other party.

The Company shall deliver to each of Goodwin Procter LLP and Cooley Godward Kronish LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of the Company, containing representations and covenants of the Company, and Parent shall deliver to each of Goodwin Procter LLP and Cooley Godward Kronish LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Parent, containing representations and covenants of Parent, in each case as shall be reasonably necessary or appropriate to enable each of Goodwin Procter LLP and Cooley Godward Kronish LLP to render the opinion described in Section  7.3(h) of this Agreement.

6.17 Transfer Taxes. Parent will pay all federal, state and local sales, stamp, documentary, recording, value added, registration, conveyance and real estate and other transfer Taxes, if any, due as a result of the transactions contemplated by this Agreement whether imposed by law on Parent or Company Stockholders (collectively, “Transfer Taxes”). The party required under applicable law to make any filing with respect to any Transfer Taxes will timely file the necessary documentation and Tax Returns and, upon request, will furnish proof of filing (and payment) to the other party.

6.18 Stock Options.

(a) At the Effective Time, each outstanding Company Option will, on the terms and subject to the conditions set forth in this Agreement, be assumed by Parent. Each Company Option so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other term and conditions set forth in the applicable Company Stock Option Plan, if any, pursuant to which the Company Option was issued and the applicable option agreement between the Company and the optionee with regard to the Company Option) as are in effect immediately prior to the Effective Time, except that (i) each Company Option will be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Common Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option will be equal to the quotient determined by dividing (A) the per share exercise price of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by (B) the Common Exchange Ratio, rounded up to the nearest whole cent.

(b) It is intended that Company Options assumed by Parent shall be adjusted in a manner consistent with Section 424 of the Code (whether or not such Company Options qualify as incentive stock options under Section 422 of the Code) and the provisions of this Section 6.17 shall be applied consistent with such intent.

6.19 Form S-8. Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Options promptly, but in no event later than ten (10) business days, following the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any such Company Options remain outstanding.

6.20 Note and Security Disposition. Concurrently with the execution of this Agreement, certain holders of the Parent Securities (the “Investors”) have (1) entered into an Amendment No. 2 to Securities Purchase Agreement to amend the Securities Purchase Agreement, dated January 20, 2009, as amended, among Parent and the Investors (collectively, the “Securities Purchase Agreement”) and (2) entered into a Reinvestment Agreement with Parent pursuant to which, subject to the terms and conditions set forth therein, (i) concurrently with the Closing, such Investors shall purchase shares of Parent Common Stock for an aggregate purchase price equal to the total proceeds received in connection with the redemption of their Parent Securities under the Securities Purchase Agreement and (ii) in connection with the transactions contemplated by this Agreement, such Investors have agreed to elect to redeem all of their Parent Notes for an amount equal to 100% of the principal amount of such Parent Notes plus all accrued but unpaid interest and to purchase shares of Parent Common Stock for an aggregate purchase price equal to the total proceeds received in connection with such redemption (collectively, the “Note and Security Disposition”).

6.21 Parent Name Change. At or immediately prior to the Effective Time, Parent shall take all actions necessary to execute and file a certificate of amendment to the Parent Certificate with the Secretary of State of the State of Delaware to provide that Article I of the Parent Certificate shall read: “The name of the corporation is Arcion Therapeutics, Inc. (the “Company”)” (the “Parent Name Change”).

ARTICLE VII

CLOSING CONDITIONS

7.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

(a) Stockholder Approval. The Parent Stockholder Approval and the Company Stockholder Approval shall have been obtained.

(b) No Order. No Governmental Entity, nor any federal or state court of competent jurisdiction or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

(c) Consents and Approvals. All material consents, approvals and authorizations of any Governmental Entity required of the Company, Parent or any of their Subsidiaries shall have been obtained. Any applicable waiting periods (together with any extensions thereof) or approvals under the HSR Act and the antitrust or competition laws of any other applicable jurisdiction shall have expired or been terminated or received.

(d) Parent Equity Financing. Parent shall have completed the sale of shares of its capital stock (other than sales made in accordance with or pursuant to currently outstanding warrants and other than sales made pursuant to the Note and Security Disposition) to investors (which may include persons or entities that already own shares of the Company’s capital stock), which results in gross cash proceeds of at least $20,000,000.

7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, have a Material Adverse Effect. Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time. Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect.

(c) Consents and Approvals. All consents, approvals and authorizations set forth in Section 7.2(c) of the Parent Disclosure Schedule shall have been obtained.

(d) Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Material Adverse Effect with respect to the Company. Parent shall have received a certificate of the Chief Executive Officer of the Company to that effect.

7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger and the other transactions contemplated herein are also subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the representations and warranties of Parent and Merger Sub contained in Section 3.14 (Litigation)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Effective Time as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) would not, individually or in the aggregate, result in a Material Adverse Effect. The representations and warranties of Parent and Merger Sub contained in Section 3.14 (Litigation) shall be true and correct in all respects at and as of the Effective Time as if made at and as of such time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by each of them on or prior to the Effective Time. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(c) Consents and Approvals. All consents, approvals and authorizations set forth in Section 7.3(c) of the Company Disclosure Schedule shall have been obtained.

(d) Material Adverse Effect. Since the Agreement Date, there shall not have occurred any Material Adverse Effect with respect to Parent. The Company shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

(e) Indebtedness. Parent shall have no indebtedness other than trade payables in an amount not in excess of $3,500,000 and obligations under the Loan and the Parent Notes.

(f) Litigation. All litigation disclosed in the Parent SEC Filings filed prior to the Agreement Date or set forth in Section 3.14 of the Parent Disclosure Schedule shall have been resolved in a manner satisfactory to the Company.

(g) Note and Security Disposition. Parent shall have performed and complied with Section 6.20.

(h) Opinion of Counsel. Parent and the Company shall each have received opinions from their respective tax counsel, Cooley Godward Kronish LLP and Goodwin Procter LLP, respectively, in form and substance reasonably satisfactory to them, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes and that each of Parent, Merger Sub and Company will be a party to a reorganization within the meaning of Section 368(b) of the Code. In rendering such opinions, Goodwin Procter LLP and Cooley Godward Kronish LLP shall each be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in this Agreement and in the Tax Representation Letters described in Section 6.16.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Parent or the stockholders of the Company:

(a) By mutual written consent of the Company and Parent, by action of their respective Boards of Directors;

(b) By either Parent or the Company if the Merger shall not have been consummated prior to December 31, 2009 (such date, the “Outside Date”); provided, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose breach of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date.

(c) By either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable);

(d) By either Parent or the Company if (A) the Board of Directors of the other party shall have: (i) failed to make the Parent Recommendation or the Company Recommendation, as the case may be, in accordance with Section 6.4 or withdrawn, or adversely modified or changed (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), resolved to withdraw or adversely modify or change (including, without limitation, any disclosure as a result of its fiduciary duty of disclosure having the effect of an adverse modification or change), the Parent Recommendation or the Company Recommendation, as the case may be; (ii) approved or recommended, or resolved to approve or recommend, to its stockholders an Acquisition Proposal other than that contemplated by this Agreement or entered into, or resolved to enter into, any agreement with respect to an Acquisition Proposal; (iii) after an Acquisition Proposal has been publicly made, failed to affirm the Parent Recommendation or the Company Recommendation, as the case may be, within two business days of a written request by the other party to do so in response to such public Acquisition Proposal; (iv) failed to recommend that its stockholders not tender their shares in any tender offer or exchange offer that is commenced (other than by a party hereto) that, if successful, would result in any person or group becoming a beneficial owner of 20% or more of its outstanding shares of capital stock within ten business days of a written request by the other party to do so in response to such tender or exchange offer; or (B) the other party shall have materially breached its obligations under Section 6.6;

(e) By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that Section 7.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(e)) or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreement contained in this Agreement such that Section 7.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(e)), and such breach (if curable) has not been cured within 30 days after notice to Parent.

(f) By Parent, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 7.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(f)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreement contained in this Agreement such that Section 7.2(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 8.1(e)), and such breach (if curable) has not been cured within 30 days after notice to the Company.

(g) By either the Company or Parent if (i) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders’ Meeting duly convened therefor (or at any adjournment or postponement thereof) or (ii) the Company Stockholder Approval shall not have been obtained by means of the Company Stockholder Written Consent on or before 11:59 PM (San Francisco Time) on the fifteenth business day following the Agreement Date.

8.2 Effect of Termination.

(a) Limitation on Liability. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company or Parent or their respective Subsidiaries, officers or directors except (x) with respect to Section 6.5, this Section 8.2 and Article IX and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of fraud or the willful and material breach by the other party of any provision of this Agreement.

(b) Parent Termination Fee. Parent shall pay to the Company a termination fee (the “Parent Termination Fee”) of $1,160,000 as liquidated damages and in addition shall reimburse the Company for all Expenses (up to a maximum aggregate amount of Expenses of $500,000) incurred by the Company in connection with the entering into this Agreement and the carrying out of any and all acts contemplated hereunder (the “Company Expense Fee”) in the event that this Agreement is terminated as follows: (i) if the Company shall terminate this Agreement pursuant to Section 8.1(d); or (ii) if (A) either party shall terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(g)(i) and, at any time after the Agreement Date and before the termination of this Agreement, an Acquisition Proposal with respect to Parent shall have been publicly made, proposed or communicated and not withdrawn and (B) within twelve months following the termination of this Agreement, Parent consummates any Acquisition Proposal or enters into an agreement, understanding (including a letter of intent) with respect to any Acquisition Proposal which is subsequently consummated. Any Parent Termination Fee payable under this provision shall be payable as liquidated damages to compensate the Company for the damages the Company will suffer if this Agreement is terminated in the circumstances set forth in this Section 8.2(b), which damages cannot be determined with reasonable certainty. It is specifically agreed that any Parent Termination Fee to be paid pursuant to this Section 8.2(b) represents liquidated damages and not a penalty.

(c) Company Termination Fee. The Company shall pay to Parent a termination fee (the “Company Termination Fee”) of $1,160,000 as liquidated damages and in addition shall reimburse Parent for all Expenses (up to a maximum aggregate amount of Expenses of $500,000) incurred by Parent in connection with the entering into this Agreement and the carrying out of any and all acts contemplated hereunder (the “Parent Expense Fee”) in the event that this Agreement is terminated as follows: (i) if Parent shall terminate this Agreement pursuant to Section 8.1(d); or (ii) if (A) either party shall terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(g)(ii) and, at any time after the Agreement Date and before the termination of this Agreement, an Acquisition Proposal with respect to the Company shall have been made, proposed or communicated and not withdrawn and (B) within twelve months following the termination of this Agreement, the Company consummates any Acquisition Proposal or enters into an agreement, understanding (including a letter of intent) with respect to any Acquisition Proposal which is subsequently consummated. Any Company Termination Fee payable under this provision shall be payable as liquidated damages to compensate Parent for the damages Parent will suffer if this Agreement is terminated in the circumstances set forth in this Section 8.2(c), which damages cannot be determined with reasonable certainty. It is specifically agreed that any Company Termination Fee to be paid pursuant to this Section 8.2(c) represents liquidated damages and not a penalty.

(d) All Payments. Any payment required to be made pursuant to Section 8.2(b)(i) or 8.2(c)(i) shall be made not later than two business days after the date of termination. Any payment required to be made pursuant to Section 8.2(b)(ii) or 8.2(c)(ii) shall be made not later than two business days after the consummation of an Acquisition Proposal. In no event shall more than one Parent Termination Fee, Parent Expense Fee, Company Termination Fee or Company Expense Fee be made. In no event shall Parent be required to pay the Parent Termination Fee or Parent Expense Fee nor shall the Company be required to pay the Company Termination Fee or Company Expense Fee if, immediately prior to the termination of this Agreement, the entity otherwise entitled to receive such fee was in material breach of its obligations under this Agreement. All payments under Section 8.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. Parent and the Company acknowledge that the agreements contained in Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would enter into this Agreement. Accordingly, if either party fails promptly to pay any amount due pursuant to this Section 8.2 and, in order to obtain such payment, Parent or the Company, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in this Section 8.2, such defaulting party shall pay to the prevailing party its costs and Expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

8.3 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company and Parent, and to the extent that such amendment affects the rights, obligations or duties of the Company Stockholders, the Company Stockholders; provided, that after any such approval, no amendment shall be made that by Law requires further approval by Parent’s or the Company’s stockholders, as the case may be, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.4 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein; provided, that after any approval of the transactions contemplated by this Agreement by the stockholders of either party, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which, by Law or, in the case of Parent, in accordance with the rules of NASDAQ, requires further approval by such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

8.5 Expenses. Except as otherwise explicitly set forth in Section 8.2, all Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

ARTICLE IX

GENERAL PROVISIONS

9.1 Non Survival of Representations, Warranties and Agreements. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 1.6 (Directors; Officers), 6.11 (Employee Benefit and Section 16 Matters), 6.12 (Indemnification of Directors and Officers), 6.16 (Reorganization) and 6.19 (Form S-8) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 8.2 (Effect of Termination), the last sentence of Section 6.5 (Confidentiality), Section 8.5 (Expenses) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile or electronic transmission (providing confirmation of transmission) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next business day if transmitted by national overnight courier, in each case as follows:

If to the Company, addressed to it at:

2400 Boston Street

Suite 330

Baltimore, MD 21224

Attention: James N. Campbell, Chief Executive Officer

Fax: 443-817-0402

with a copy to (which shall not constitute notice):

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018-1405

Attention:	Stephen M. Davis
Fax: 212-355-3333
James A. Matarese
Fax: 617-523-1231

If to Parent or Merger Sub, addressed to it at:

400 Oyster Point Boulevard

Suite #502

South San Francisco, CA 94080

Attention: Michael L. Kranda

Fax: (650) 827-1491

with a copy to (which shall not constitute notice):

Cooley Godward LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention: Matthew Hemington

Fax: 650-849-7400

9.3 Certain Definitions. For purposes of this Agreement, the term:

“Acquisition Inquiry” means, with respect to the Company or Parent, an inquiry, indication or interest or request for nonpublic information that could reasonably be expected to lead to an Acquisition Proposal with respect to such party.

“Acquisition Proposal” means, with respect to the Company or Parent, any offer or proposal concerning any transaction (or series of related transactions) involving: (A) any merger, consolidation, business combination, or similar transaction involving such party, (B) any sale, lease, license or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of such party representing 20% or more of the consolidated assets of such party and its Subsidiaries, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 20% or more of the voting power of such party, (D) in which any person or “group” of persons (as defined in Section 13(d) of the Exchange Act) directly or indirectly acquires beneficial ownership, or the right to acquire beneficial ownership of 20% or more of the outstanding voting capital stock of such party, (E) any liquidation or dissolution of such party, or (F) any combination of the foregoing (other than the Merger and other than the license or sale of Intellectual Property approved by the Operating Committee pursuant to Sections 6.1(b)(B) and 6.2(b)(B)).

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” laws.

“business day” means any day other than a day on which the SEC shall be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.

“Common Allocable Shares” means the number obtained by dividing (x) the Company Common Available Merger Consideration Value by (y) the Parent Common Stock Price.

“Common Exchange Ratio” means the number obtained by dividing (x) the number of the Common Allocable Shares by (y) the number of the Company Total Fully Diluted Shares.

“Company Common Available Merger Consideration Value” means (i) the Total Merger Consideration Value minus (ii) the Series A Preference Available Merger Consideration Value.

“Company Shares” means the shares of Company Common Stock, Company Series A Preferred Stock and any other shares of capital stock of the Company.

“Company Total Fully Diluted Shares” means, as of immediately prior to the Effective Time, the sum of (i) the number of shares of Company Common Stock outstanding (whether or not subject to any restrictions or right of repurchase in favor of the Company), (ii) the number of shares of Company Common Stock issuable upon the conversion of the Company Series A Preferred Stock in accordance with the terms of the Company Certificate, (iii) the number of shares of Company Common Stock and Company Series A Preferred Stock into which any outstanding convertible or exchangeable securities (excluding the Company Options), if any, may be converted or exchanged and (iii) the number of shares of Company Common Stock issuable upon exercise of all outstanding Company Options (whether or not then exercisable, and regardless of the exercise price), but excluding for purposes of this calculation any shares of capital stock held in the treasury of the Company.

“Contracts” means any of the agreements, contracts, leases, powers of attorney, notes, loans, evidence of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, purchase and sales orders, quotations and other executory commitments to which any company is a party or to which any of the assets of the companies are subject, whether oral or written, express or implied.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.\

“DOL” means the U.S. Department of Labor.

“Environmental Laws” means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, treaty, writ or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree, judgment, stipulation, injunction, permit, authorization, policy, opinion, or agency requirement, in each case having the force and effect of law, relating to pollution, contamination, protection, investigation or restoration of the environment, health and safety or natural resources, including, without limitation, noise, odor, wetlands, or the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity or trade or business (whether or not incorporated) other than Parent or the Company that together with Parent or the Company, as applicable, is considered under common control and treated as a single employer under Section 4.14(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratios” shall mean each or either of the Series A Preference Exchange Ratio and/or the Common Exchange Ratio.

“Expenses” includes all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in Section 13(d) of the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means (A) any petroleum, petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (B) any chemical, material or other substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including all patents, patent applications, inventions (whether or not patentable), processes, products, technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks, trademark registrations and applications, domain names, service marks, service mark registrations and applications, trade names, trade secrets, know-how, trade dress, copyright registrations, customer lists, confidential marketing and customer information, licenses, confidential technical information, software, and all documentation thereof.

“IRS” means the United States Internal Revenue Service.

“knowledge” of any person which is not an individual means, with respect to any specific matter, the actual knowledge of such person’s executive officers and any other officer having primary responsibility for such matter after reasonably inquiry.

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Loan” means that certain loan in the principal amount of $2,000,000 issued by the Company in favor of Parent as evidenced by that certain Secured Note Purchase Agreement by and between the Company and Parent, dated as of May 18, 2009.

“Material Adverse Effect” means, when used in connection with the Company or Parent, any change, effect or circumstance that: (i) has or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such party and its Subsidiaries taken as a whole, other than such changes, effects or circumstances reasonably attributable to: (A) economic conditions generally in the United States or foreign economies in any locations where such party has material operations or sales; (B) conditions generally affecting the industries in which such party participates; (C) the announcement or pendency of the Merger; (D) legislative or regulatory changes in the industries in which such party participates following the announcement of the transactions contemplated by this Agreement; (E) any attack on or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by Congress or any other national or international calamity or emergency; (F) compliance with the terms of, or the taking of any action required by, or the failure to take any action prohibited by, this Agreement; (G) the failure of any nonclinical or clinical trial to demonstrate the desired safety and efficacy of any Medical Device, Biologic or Drug; or (H) the denial, delay or limitation of approval of, or taking of any other regulatory action by, the FDA or any other Governmental Entity with respect to any Medical Device, Biologic or Drug; provided, that with respect to clauses (A), (B) and (D) the changes, effects or circumstances do not have a materially disproportionate effect (relative to other industry participants) on such party; or (ii) prevents the Company or Parent, as applicable, from consummating the Merger and the other transactions contemplated by this Agreement.

“NASDAQ” shall refer to, individually or collectively, The NASDAQ Stock Market, The NASDAQ Global Market, The NASDAQ Global Select Market and The NASDAQ Capital Market (or any successor entities thereto) and any other exchange now or later existing under the control of The NASDAQ OMX Group, Inc.

“Operating Committee” shall consist of (a) three (3) members designated by the Company, who shall initially be James N. Campbell, Arnold L. Oronsky and David J. Collier, and (b) two (2) members designated by Parent, who shall initially be Michael L. Kranda and John Tran. In the event that any member shall resign or otherwise be unable to serve on the Operating Committee, a replacement member shall be designated by the Company or Parent, as the case may be. Notwithstanding the foregoing or the failure of either the Company or Parent to designate any member, as the case may be, from and after the Agreement Date, the Operating Committee shall be vested with the power to act in accordance with this Agreement.

“Parent Common Stock Price” means $0.30.

“Parent Notes” means those certain 7% Senior Notes due 2010 issued by Parent pursuant to that certain registration statement on Form S-3 (File No. 333-133337) filed by Parent with the SEC.

“Parent Restricted Stock” means restricted shares of Parent Common Stock issued or issuable pursuant to those certain restricted stock agreements set forth on Section 3.3(b) of the Parent Disclosure Schedule.

“Parent Severance Plan” means that certain Anesiva, Inc. Amended and Restated Executive Change In Control and Severance Benefit Plan, effective as of July 29, 2005, as amended.

“Parent Securities” means those certain securities issued by Parent pursuant that certain Securities Purchase Agreement by and among Parent and the investors set forth on Schedule I thereto, dated as of January 20, 2009.

“Parent Stock Plans” means the Parent 2003 Equity Incentive Plan, 2003 Non-Employee Directors’ Stock Option Plan and the Parent 2003 Employee Stock Purchase Plan each, as amended.

“Parent Total Fully Diluted Shares” means, as of immediately prior to the Effective Time, the sum of (i) the number of shares of Parent Common Stock outstanding (whether or not subject to any restrictions or right of repurchase in favor of Parent), (ii) the number of shares of Parent Common Stock into which any outstanding convertible or exchangeable securities may be converted or exchanged (whether or not then convertible or exchangeable, and regardless of the conversion, exchange or exercise price), (iii) the number of shares of Parent Common Stock issuable upon exercise of all outstanding Parent Options (whether or not then exercisable, and regardless of the exercise price), but excluding for purposes of this calculation (x) any shares of capital stock held in the treasury of Parent, (y) reserved for future option grants under the Parent Stock Plan or (z) reserved for future issuance under the Parent 2003 Employee Stock Purchase Plan, and (iv) the number of shares of Parent Common Stock issuable pursuant to the reinvestment of proceeds received in connection with the prepayment of certain Parent Notes held by certain holders equal to the sum of the principal and unpaid interest outstanding on such Parent Notes divided by the Parent Common Stock Price.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series A Preference Allocable Shares” means the number obtained by dividing (x) the Series A Preference Available Merger Consideration Value by (y) the Parent Common Stock Price.

“Series A Preference Available Merger Consideration Value” means the Total Merger Consideration Value; provided, that the Series A Preference Available Merger Consideration Value shall not exceed the Series A Preference Value.

“Series A Preference Exchange Ratio” means the number obtained by dividing (x) the Series A Preference Allocable Shares by (y) the aggregate number of shares of Company Series A Preferred Stock issued and outstanding as of immediately prior to the Effective Time.

“Series A Preference Value” means the dollar amount obtained by multiplying (x) the number of shares of Company Series A Preferred Stock issued and outstanding immediately prior to the Effective Time by (y) $1.00.

“Subsidiary” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the Board of Directors or other governing body of such corporation, partnership, joint venture or other legal entity.

“Superior Proposal” shall mean, with respect to Parent or the Company, a bona fide written indication of interest or offer which is not solicited after the Agreement Date in violation of this Agreement made by any person other than either such party to purchase, in exchange for consideration consisting exclusively of cash or equity securities traded publicly in the U.S. (or a combination thereof), all of the outstanding capital stock of such party, pursuant to a tender or exchange offer, a merger, a consolidation, a recapitalization or otherwise, that (A) is not subject to a financing contingency, and (B) is on terms which such party’s Board of Directors in good faith concludes (after obtaining and taking into account the advice of its financial advisors and after taking into account the various legal, financial and regulatory aspects of the proposal and the likelihood and anticipated timing of consummation) are more favorable from a financial point of view to such party’s stockholders (in their capacities as stockholders) than the transactions contemplated by this Agreement (including any revisions hereto).

“Taxes” means (i) any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative, minimum, add-on minimum, sales, use, transfer, registration, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental (including taxes under Section 59A of the Code), customs duties, real property, personal property, capital stock, employment, profits, withholding, disability, intangibles, withholding, social security, unemployment, disability, payroll, license, employee or other tax or levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing whether disputed or not, (ii) any liability for the payment of amounts referred to in (i) as a result of being a member of any affiliated, consolidated, combined or unitary group, or (iii) any liability for amounts referred to in (i) or (ii) as a result of any obligations to indemnify another person (whether by agreement, applicable law or otherwise) or as a result of being a successor in interest or transferee of another person.

“Tax Returns” means any report, return (including information return), claim for refund, or declarations or statement relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Total Merger Consideration” means the number of shares obtained by multiplying (x) 1.7778 by (y) the number of Parent Total Fully Diluted Shares.

“Total Merger Consideration Value” means the dollar amount obtained by multiplying (x) the Total Merger Consideration by (y) the Parent Common Stock Price.

9.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Defined Term	Section
Adverse Recommendation Change	Section 6.6(b)

Defined Term	Section
Agreement	Preamble

Agreement Date	Preamble

Appraisal Shares	Section 2.3

Biologic	Section 4.17

Certificate of Merger	Section 1.2

Certificates	Section 2.2(b)

Closing	Section 1.2

Closing Date	Section 1.2

Code	Recitals

Company	Preamble

Company Benefit Plan	Section 4.10(a)

Company Board	Section 4.4(b)

Company Board Approval	Section 4.4(b)

Company By-laws	Section 4.2

Company Certificate	Section 4.2

Company Common Stock	Section 2.1(b)

Company Deferred Compensation Plan	Section 4.10(g)

Company Disclosure Schedule	Article IV

Company Expense Fee	Section 8.2(b)

Company Material Contract	Section 4.13

Company Material Intellectual Property	Section 4.16

Company Options	Section 2.4

Company Permits	Section 4.6

Company Recommendation	Section 6.4(b)

Defined Term	Section
Company Series A Preferred Stock	Section 2.1(a)

Company Stock Option Plans	Section 2.4

Company Stockholder Approval	Section 4.20

Company Stockholder Written Consents	Section 6.4(b)

Company Stockholders	Preamble

Company Termination Fee	Section 8.2(c)

Company Unaudited Financial Statements	Section 4.7(b)

Confidentiality Agreement	Section 6.5

Continuing Employees	Section 6.11(c)

D&O Insurance	Section 6.12 (b)

Delaware Law	Recitals

Drug	Section 4.17

Effective Time	Section 1.2

Exchange Agent	Section 2.2(a)

Exchange Fund	Section 2.2(a)

FDA	Section 3.6

FDCA	Section 3.6

Investors	Section 6.20

Medical Device	Section 4.17

Merger	Recitals

Merger Sub	Preamble

Multiemployer Plan	Section 3.10(c)

Note and Security Disposition	Section 6.20

Outside Date	Section 8.1(b)

Defined Term	Section
Parent	Preamble

Parent Benefit Plan	Section 3.10(a)

Parent Board	Section 3.4(b)

Parent Board Approval	Section 3.4(b)

Parent By-Laws	Section 3.2

Parent Certificate	Section 3.2

Parent Common Stock	Section 2.1(a)

Parent Deferred Compensation Plan	Section 3.10(g)

Parent Disclosure Schedule	Article III

Parent Expense Fee	Section 8.2(c)

Parent Financial Advisor	Section 3.20

Parent Form 10-K	Section 3.2

Parent Material Contract	Section 3.13

Parent Material Intellectual Property	Section 3.16

Parent Name Change	Section 6.21

Parent Options	Section 3.3(a)

Parent Permits	Section 3.6

Parent Preferred Stock	Section 3.3(a)

Parent Recommendation	Section 6.4(a)

Parent SEC Filings	Section 3.7(a)

Parent Specified Compounds	Section 3.17(b)

Parent Stockholder Approval	Section 3.21

Parent Stockholders’ Meeting	Section 6.4(a)

Parent Stock Rights	Section 3.3(b)

Defined Term	Section
Parent Termination Fee	Section 8.2(b)

Parent Voting Agreement	Recitals

Parent Warrants	Section 3.3(a)

Proxy Statement	Section 3.5(b)

Representatives	Section 6.5

Reverse Stock Split	Section 6.10

Sarbanes-Oxley Act	Section 3.7(d)

Section 16	Section 6.11(a)

Securities Purchase Agreement	Section 6.20

Surviving Corporation	Recitals

Transfer Taxes	Section 6.17

9.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

9.7 Entire Agreement. This Agreement (together with the Exhibits, Company Disclosure Schedule and Parent Disclosure Schedule and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.

9.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than (a) as specifically provided in Section 6.12 and (b) after the Effective Time, the rights of the holders of the Company’s capital stock to receive the merger consideration specified in Section 2.1.

9.10 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

9.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH

OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11(c).

9.12 Disclosure. The provision of monetary or other quantitative thresholds for disclosure by any party (whether in that party’s disclosure schedule or otherwise) does not and shall not be deemed to create or imply a standard of materiality hereunder.

9.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.14 Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Company Stockholders have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ANESIVA, INC

By:	/s/ Michael Kranda
Name:	Michael Kranda
Title:	Chief Executive Officer, President

ARCA ACQUISITION CORPORATION

By:	/s/ Michael Kranda
Name:	Michael Kranda
Title:	Chief Executive Officer, President

ARCION THERAPEUTICS, INC.

By:	/s/ James N. Campbell
Name:	James N. Campbell
Title:	Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

FOR PURPOSES OF ARTICLES V AND IX ONLY:

COMPANY STOCKHOLDERS:

ARC 1, Inc.

By:	/s/ James N. Campbell
Name:	James N. Campbell, M.D.
Title:	President

CMEA VENTURES VII, L.P.		CMEA VENTURES VII (PARALLEL), L.P.

By:	CMEA Ventures VII GP, L.P	By:	CMEA Ventures VII GP, L.P.,
	Its General Partner		Its General Partner

By:	CMEA Ventures VII GP, LLC	By:	CMEA Ventures VII GP, LLC,
	Its General Partner		Its General Partner

By:	/s/ David Collier	By:	/s/ David Collier
Name:	David Collier	Name:	David Collier
Title:	Manager	Title:	Manager

INTERWEST PARTNERS IX, LP		VLG INVESTMENTS 2007 LLC

By:	InterWest Management Partners IX, LLC
its general partner

By:	/s/ Arnold L. Oronsky	By:	/s/ Mark Royer
Name:	Arnold L. Oronsky, Ph.D	Name:	Mark Royer
Title:	Managing Director	Title:	Chief Financial Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

SCHEDULE I

COMPANY STOCKHOLDERS

ARC 1, Inc.

CMEA VENTURES VII, L.P.

CMEA VENTURES VII (PARALLEL), L.P.

INTERWEST PARTNERS IX, LP

VLG INVESTMENTS 2007 LLC

ANNEX A

LIST OF PARENT STOCKHOLDERS

EXECUTING THE PARENT VOTING AGREEMENT

Alta Partners VIII, L.P.

Alta California Partners III, L.P.

Alta Embarcadero Partners III, LLC

Sofinnova Venture Partners V, L.P.

Sofinnova Venture Affiliates V, L.P.

Sofinnova Venture Principals V, L.P.

Sofinnova Venture Partners VII, L.P.

ANNEX B

DIRECTORS OF PARENT

Michael L. Kranda

James N. Campbell

Arnold L. Oronsky

David J. Collier (Chairman)

John F. Hamilton

EXHIBIT A

FORM OF PARENT VOTING AGREEMENT

VOTING AGREEMENT

THIS VOTING AGREEMENT (“Agreement”), dated as of August __, 2009, is made by and between Arcion Therapeutics, Inc., a Delaware corporation (“Company”), and the undersigned holder (the “Stockholder”) of shares (the “Shares”) of common stock, par value $0.001 per share, of Anesiva, Inc., a Delaware corporation (“Parent”).

WHEREAS, Parent, Arca Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), each of the stockholders of Company and Company have entered into an Agreement and Plan of Merger, dated as of even date herewith (as such agreement may be subsequently amended or modified, the “Merger Agreement”), providing for the merger of Merger Sub with and into the Company (the “Merger”);

WHEREAS, the Stockholder beneficially owns and has sole or shared voting power with respect to the number of Shares, and holds stock options or other rights to acquire the number of Shares indicated opposite the Stockholder’s name on Schedule 1 attached hereto;

WHEREAS, as an inducement and a condition to the willingness of Company to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, the Stockholder has agreed to enter into and perform this Agreement; and

WHEREAS, all capitalized terms used in this Agreement without definition herein shall have the meanings ascribed to them in the Merger Agreement.

NOW, THEREFORE, in consideration of, and as a condition to, Company entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by Company in connection therewith, the Stockholder and Company agree as follows:

1. Agreement to Vote Shares. The Stockholder agrees that, prior to the Expiration Date (as defined below), at any meeting of the stockholders of Parent or any adjournment or postponement thereof, or in connection with any written consent of the stockholders of Parent, with respect to the Merger, the Merger Agreement or any Acquisition Proposal, the Stockholder shall:

(a) appear at such meeting or otherwise cause the Shares and any New Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum;

(b) from and after the date hereof until the Expiration Date, vote (or cause to be voted), or deliver a written consent (or cause a written consent to be delivered) covering all of the Shares and any New Shares that such Stockholder shall be entitled to so vote: (i) in favor of adoption and approval of the Merger Agreement and all other transactions contemplated by the Merger Agreement as to which stockholders of Parent are called upon to vote or consent in favor of any matter necessary for consummation of the Merger and the other transactions contemplated by the Merger Agreement; (ii) against any action or agreement that would result in a breach in any material respect of any covenant,

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representation or warranty or any other obligation or agreement of Parent or any of its Subsidiaries or Affiliates under the Merger Agreement or that would reasonably be expected to result in any of the conditions to Parent’s or any of its Subsidiaries or Affiliates’ obligations under the Merger Agreement not being fulfilled; and (iii) against any Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Merger and all other transactions contemplated by the Merger Agreement. The Stockholder shall not take or commit or agree to take any action inconsistent with the foregoing.

2. Expiration Date. As used in this Agreement, the term “Expiration Date” shall mean the earlier to occur of (a) the Effective Time, (b) the date that the Merger Agreement shall have been terminated in accordance with the terms and provisions thereof, (c) the date on which Parent’s Board of Directors effects an Adverse Recommendation Change in compliance with Section 6.6(b) of the Merger Agreement, or (d) upon mutual written agreement of the parties to terminate this Agreement. Upon termination or expiration of this Agreement, no party shall have any further obligations or liabilities under this Agreement.

3. Additional Purchases. The Stockholder agrees that any shares of capital stock of Parent that the Stockholder purchases or with respect to which the Stockholder otherwise acquires sole or shared voting power after the execution of this Agreement and prior to the Expiration Date, whether by the exercise of any stock options or otherwise (“New Shares”), shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares. The Stockholder agrees to promptly notify Company in writing of the nature and amount of any acquisition of New Shares.

4. Agreement to Retain Shares. From and after the date hereof until the Expiration Date, the Stockholder shall not, directly or indirectly, (a) sell, assign, transfer, tender, or otherwise dispose of (including, without limitation, by the creation of a Lien (as defined in Section 5(c) below)) any Shares or New Shares, (b) deposit any Shares or New Shares into a voting trust or enter into a voting agreement or similar arrangement with respect to such Shares or New Shares or grant any proxy or power of attorney with respect thereto, (c) enter into any contract, option, commitment or other arrangement or understanding with respect to the direct or indirect sale, transfer, assignment or other disposition of (including, without limitation, by the creation of a Lien (as defined in Section 5(c) below)) any Shares or New Shares, or (d) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling Stockholder from performing Stockholder’s obligations under this Agreement. Notwithstanding the foregoing, the Stockholder may make (a) transfers by will or by operation of law or other transfers for estate planning purposes, in which case this Agreement shall bind the transferee, (b) if the Stockholder is a partnership or limited liability company, transfers to one or more partners or members of Stockholder or to an affiliated person under common control with the Stockholder, and (c) as Company may otherwise agree in writing in its sole discretion; provided that a transfer referred to in this sentence shall be permitted only if the transferee agrees in writing to be bound by all of the terms of this Agreement.

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5. Representations and Warranties of Stockholder. The Stockholder hereby represents and warrants to Company as follows:

(a) the Stockholder has the full power and authority to execute and deliver this Agreement and to perform Stockholder’s obligations hereunder;

(b) this Agreement (assuming this Agreement constitutes a valid and binding agreement of Company) has been duly executed and delivered by or on behalf of the Stockholder and constitutes a valid and binding agreement with respect to the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally;

(c) the Stockholder beneficially owns the number of Shares indicated opposite such Stockholder’s name on Schedule 1, and will own any New Shares, free and clear of any known liens, claims, charges or other encumbrances or restrictions of any kind whatsoever (other than restrictions under applicable securities laws) (“Liens”), and has sole or shared, and otherwise unrestricted, voting power with respect to such Shares or New Shares and none of the Shares or New Shares are subject to any voting trust or other agreement, arrangement, or restriction with respect to the voting of the Shares or the New Shares, except as contemplated by this Agreement;

(d) the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations hereunder and the compliance by the Stockholder with any provisions hereof will not, violate or conflict with, result in a material breach of or constitute a default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any Shares or New Shares pursuant to, any agreement, instrument, note, bond, mortgage, contract, lease, license, permit or other obligation or any order, arbitration award, judgment or decree to which the Stockholder is a party or by which the Stockholder is bound, or, to the Stockholder’s knowledge, any law, statute, rule or regulation to which the Stockholder is subject or, in the event that the Stockholder is a corporation, partnership, trust or other entity, any bylaw or other organizational document of the Stockholder; and

(e) the execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement by the Stockholder does not and will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority by Stockholder except for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay the performance by Stockholder of his or her obligations under this Agreement in any material respect.

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6. Irrevocable Proxy. Subject to the last sentence of this Section 6, by execution of this Agreement, the Stockholder does hereby appoint the members of the Board of Directors of Company, and each of them, with full power of substitution and resubstitution, as the Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to the Shares, to vote, if the Stockholder is unable to perform his, her or its obligations under this Agreement, each of such Shares solely with respect to the matters set forth in Section 1 hereof. The Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Expiration Date and hereby revokes any proxy previously granted by the Stockholder with respect to the Shares. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Expiration Date of this Agreement. The Stockholder hereby revokes any proxies previously granted, and represents that none of such previously-granted proxies are irrevocable.

7. No Solicitation. From and after the date hereof until the Expiration Date, the Stockholder shall not, nor shall it permit any of its Subsidiaries or Affiliates to, nor shall it authorize any officer, director or Representative of, the Stockholder or any of its Subsidiaries or Affiliates to, (a) take any action that Parent is prohibited from taking pursuant to Section 6.6(a) of the Merger Agreement, (b) solicit proxies, become a “participant” in a “solicitation” or take any action to facilitate a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to an Acquisition Proposal (other than the Merger Agreement), (c) initiate a stockholders’ vote or action by consent of Parent’s stockholders with respect to an Acquisition Proposal, or (d) except by reason of this Agreement become a member of a “group” (as such term is defined in Section 13(d) of the Exchange Act) with respect to any voting securities of Parent that takes any action in support of an Acquisition Proposal.

8. Waiver of Appraisal Rights. The Stockholder hereby waives, and agrees not to exercise or assert, any appraisal rights under Section 262 of the DGCL in connection with the Merger.

9. No Limitation on Discretion as Director or Fiduciary. Notwithstanding anything herein to the contrary, the covenants and agreements set forth herein shall not prevent the Stockholder, if the Stockholder or any officer, partner, member or employee of the Stockholder or any Affiliate of the Stockholder is serving on the Board of Directors of Parent, from exercising his or her duties and obligations as a director of Parent or otherwise taking any action or omitting to take any action, subject to the applicable provisions of the Merger Agreement, while acting in such capacity as a director of Parent, and no such action taken (or omitted to be taken) by the Stockholder or any officer, partner, member or employee of Stockholder or any Affiliate of Stockholder shall be deemed to constitute a breach or default under any provision of this Agreement. The Stockholder is executing this Agreement solely in his, her or its capacity as a stockholder of Parent.

10. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in any competent jurisdiction, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived.

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11. Further Assurances. The Stockholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Company may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

12. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to Company in accordance with Section 9.2 of the Merger Agreement and to each Stockholder at its address set forth on Schedule 1 attached hereto (or at such other address for a party as shall be specified by like notice).

13. Severability. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

14. Binding Effect and Assignment. All of the covenants and agreements contained in this Agreement shall be binding upon, and inure to the benefit of, the respective parties and their permitted successors, assigns, heirs, executors, administrators and other legal representatives, as the case may be. This Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto.

15. No Waivers. No waivers of any breach of this Agreement extended by Company to the Stockholder shall be construed as a waiver of any rights or remedies of Company with respect to any other stockholder of Parent who has executed an agreement substantially in the form of this Agreement with respect to Shares held or subsequently held by such stockholder or with respect to any subsequent breach of the Stockholder or any other such stockholder of Parent. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

16. Governing Law; Jurisdiction and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to its rules of conflict of laws. The parties hereto hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in such state (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in such courts), waive any objection to the laying of venue of any such litigation in the Delaware Courts and agree not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum.

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17. Waiver of Jury Trial. The parties hereto hereby waive any right to trial by jury with respect to any action or proceeding related to or arising out of this Agreement, any document executed in connection herewith and the matters contemplated hereby and thereby.

18. No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding between the parties hereto unless and until (a) the Board of Directors of Parent has approved, for purposes of any applicable anti-takeover laws and regulations, and any applicable provision of the Parent Certificate, the transactions contemplated by the Merger Agreement, (b) the Merger Agreement is executed by all parties thereto, and (c) this Agreement is executed by all parties hereto.

19. Entire Agreement; Amendment. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto.

20. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction of interpretation of this Agreement.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows Next]

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EXECUTED as of the date first above written.

STOCKHOLDER

Name:

ARCION THERAPEUTICS, INC.

By:
Name:
Title:

SCHEDULE 11

Stockholder & Address	Shares	Options

[1]	Shares include shares allocable to a stockholder’s account under Parent’s employee stock ownership, deferred investment or other similar plans of Parent.

EXHIBIT B

FORM OF CERTIFICATE OF INCORPORATION OF SURVIVING CORPORATION

CERTIFICATE OF INCORPORATION

OF

[                    ]

FIRST: The name of this corporation shall be:

[                    ]

SECOND: Its registered office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801, and its registered agent at such address is: THE CORPORATION TRUST COMPANY.

THIRD: The purpose or purposes of the corporation shall be:

To carry on any and all business and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is:

1,000 shares of $.01 par value common stock.

FIFTH: The name and mailing address of the sole incorporator is as follows:

NAME	MAILING ADDRESS
[ ]	[ ]

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

SEVENTH: Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

EIGHTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the effective date of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of

Delaware. No amendment, modification or repeal of this Section shall adversely affect the rights and protection afforded to a director of the corporation under this Section for acts or omissions occurring prior to such amendment, modification or repeal.

NINTH: The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Section.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, has executed, signed, and acknowledged this certificate of incorporation this          day of                     ,                     .

[NAME OF INCORPORATOR]
Sole Incorporator

EXHIBIT C

FORM OF BYLAWS OF SURVIVING CORPORATION

BY-LAWS

OF

[                    ]

(THE “CORPORATION”)

ARTICLE I Stockholders

1.1 Annual Meeting. The annual meeting of stockholders shall be held for the election of directors each year at such place, date and time as shall be designated by the Board of Directors. Any other proper business may be transacted at the annual meeting. If no date for the annual meeting is established or said meeting is not held on the date established as provided above, a special meeting in lieu thereof may be held or there may be action by written consent of the stockholders on matters to be voted on at the annual meeting, and such special meeting or written consent shall have for the purposes of these By-laws or otherwise all the force and effect of an annual meeting.

1.2 Special Meetings. Special meetings of stockholders may be called by the Chief Executive Officer, if one is elected, or, if there is no Chief Executive Officer, a President, or by the Board of Directors, but such special meetings may not be called by any other person or persons. The call for the meeting shall state the place, date, hour and purposes of the meeting. Only the purposes specified in the notice of special meeting shall be considered or dealt with at such special meeting.

1.3 Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present and vote at such meeting, and, in the case of a special meeting, the purpose or purposes of the meeting, shall be given by the Secretary (or other person authorized by these By-laws or by law) not less than ten (10) nor more than sixty (60) days before the meeting to each stockholder entitled to vote thereat and to each stockholder who, under the Certificate of Incorporation or under these By-laws is entitled to such notice. If mailed, notice is given when deposited in the mail, postage prepaid, directed to such stockholder at such stockholder’s address as it appears in the records of the Corporation. Without limiting the manner by which notice otherwise may be effectively given to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law (the “DGCL”).

If a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken, except that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

1.4 Quorum. The holders of a majority in interest of all stock issued, outstanding and entitled to vote at a meeting, present in person or represented by proxy, shall constitute a quorum. Any meeting may be adjourned from time to time by a majority of the votes properly cast upon the question, whether or not a quorum is present. The stockholders present at a duly constituted meeting may continue to transact business until adjournment notwithstanding the withdrawal of enough stockholders to reduce the voting shares below a quorum.

1.5 Voting and Proxies. Except as otherwise provided by the Certificate of Incorporation or by law, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by either written proxy or by a transmission permitted by Section 212(c) of the DGCL, but no proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period or is irrevocable and coupled with an interest. Proxies shall be filed with the Secretary of the meeting, or of any adjournment thereof. Except as otherwise limited therein, proxies shall entitle the persons authorized thereby to vote at any adjournment of such meeting.

1.6 Action at Meeting. When a quorum is present, any matter before the meeting shall be decided by vote of the holders of a majority of the shares of stock voting on such matter except where a larger vote is required by law, by the Certificate of Incorporation or by these By-laws. Any election of directors by stockholders shall be determined by a plurality of the votes cast, except where a larger vote is required by law, by the Certificate of Incorporation or by these By-laws. The Corporation shall not directly or indirectly vote any share of its own stock; provided, however, that the Corporation may vote shares which it holds in a fiduciary capacity to the extent permitted by law.

1.7 Presiding Officer. Meetings of stockholders shall be presided over by the Chairman of the Board, if one is elected, or in his or her absence, the Vice Chairman of the Board, if one is elected, or if neither is elected or in their absence, a President. The Board of Directors shall have the authority to appoint a temporary presiding officer to serve at any meeting of the stockholders if the Chairman of the Board, the Vice Chairman of the Board or a President is unable to do so for any reason.

1.8 Conduct of Meetings. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the presiding officer of any meeting of stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the presiding officer of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the presiding officer of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

1.9 Action without a Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required or permitted by law to be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office, by hand or by certified mail, return receipt requested, or to the Corporation’s principal place of business or to the officer of the Corporation having custody of the minute book. Every written consent shall bear the date of signature and no written consent shall be effective unless, within sixty (60) days of the earliest dated consent delivered pursuant to these By-laws, written consents signed by a sufficient number of stockholders entitled to take action are delivered to the Corporation in the manner set forth in these By-laws. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

1.10 Stockholder Lists. The officer who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing contained in this Section 10 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten (10) days prior to the meeting in the manner provided by law. The list shall also be open to the examination of any stockholder during the whole time of the meeting as provided by law.

ARTICLE II Directors

2.1 Powers. The business of the Corporation shall be managed by or under the direction of a Board of Directors who may exercise all the powers of the Corporation except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

2.2 Number and Qualification. Unless otherwise provided in the Certificate of Incorporation or in these By-laws, the number of directors which shall constitute the whole board shall be determined from time to time by resolution of the Board of Directors. Directors need not be stockholders.

2.3 Vacancies; Reduction of Board. A majority of the directors then in office, although less than a quorum, or a sole remaining Director, may fill vacancies in the Board of Directors occurring for any reason and newly created directorships resulting from any increase in the authorized number of directors. In lieu of filling any vacancy, the Board of Directors may reduce the number of directors.

2.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these By-laws, directors shall hold office until their successors are elected and qualified or until their earlier resignation or removal. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

2.5 Removal. To the extent permitted by law, a director may be removed from office with or without cause by vote of the holders of a majority of the shares of stock entitled to vote in the election of directors.

2.6 Meetings. Regular meetings of the Board of Directors may be held without notice at such time, date and place as the Board of Directors may from time to time determine. Special meetings of the Board of Directors may be called, orally or in writing, by the Chief Executive Officer, if one is elected, or, if there is no Chief Executive Officer, the President, or by two or more Directors, designating the time, date and place thereof. Directors may participate in meetings of the Board of Directors by means of conference telephone or other communications equipment by means of which all directors participating in the meeting can hear each other, and participation in a meeting in accordance herewith shall constitute presence in person at such meeting.

2.7 Notice of Meetings. Notice of the time, date and place of all special meetings of the Board of Directors shall be given to each director by the Secretary, or Assistant Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the officer or one of the directors calling the meeting. Notice shall be given to each director in person, by telephone, or by facsimile, electronic mail or other form of electronic communications, sent to such director’s business or home address at least twenty-four (24) hours in advance of the meeting, or by written notice mailed to such director’s business or home address at least forty-eight (48) hours in advance of the meeting.

2.8 Quorum. At any meeting of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business. Less than a quorum may adjourn any meeting from time to time and the meeting may be held as adjourned without further notice.

2.9 Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, unless otherwise provided in the following sentence, a majority of the directors present may take any action on behalf of the Board of Directors, unless a larger number is required by law, by the Certificate of Incorporation or by these By-laws. So long as there are two (2) or fewer Directors, any action to be taken by the Board of Directors shall require the approval of all Directors.

2.10 Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the records of the meetings of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.11 Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, establish one or more committees, each committee to consist of one or more directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to the following: (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by the DGCL to be submitted to stockholders for approval or (ii) adopting, amending or repealing any provision of these By-laws.

Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business, but in the absence of such rules its business shall be conducted so far as possible in the same manner as is provided in these By-laws for the Board of Directors. All members of such committees shall hold their committee offices at the pleasure of the Board of Directors, and the Board may abolish any committee at any time.

ARTICLE III Officers

3.1 Enumeration. The officers of the Corporation shall consist of one or more Presidents (who, if there is more than one, shall be referred to as Co-Presidents), a Treasurer, a Secretary, and such other officers, including, without limitation, a Chief Executive Officer and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), Assistant Vice Presidents, Assistant Treasurers and Assistant Secretaries, as the Board of Directors may determine. The Board of Directors may elect from among its members a Chairman of the Board and a Vice Chairman of the Board.

3.2 Election. The Presidents, Treasurer and Secretary shall be elected annually by the Board of Directors at their first meeting following the annual meeting of stockholders. Other officers may be chosen by the Board of Directors at such meeting or at any other meeting.

3.3 Qualification. No officer need be a stockholder or Director. Any two or more offices may be held by the same person. Any officer may be required by the Board of Directors to give bond for the faithful performance of such officer’s duties in such amount and with such sureties as the Board of Directors may determine.

3.4 Tenure. Except as otherwise provided by the Certificate of Incorporation or by these By-laws, each of the officers of the Corporation shall hold office until the first meeting of the Board of Directors following the next annual meeting of stockholders and until such officer’s successor is elected and qualified or until such officer’s earlier resignation or removal. Any officer may resign by delivering his or her written resignation to the Corporation, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

3.5 Removal. The Board of Directors may remove any officer with or without cause by a vote of a majority of the directors then in office.

3.6 Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors.

3.7 Chairman of the Board and Vice Chairman. Unless otherwise provided by the Board of Directors, the Chairman of the Board of Directors, if one is elected, shall preside, when present, at all meetings of the stockholders and the Board of Directors. The Chairman of the Board shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

Unless otherwise provided by the Board of Directors, in the absence of the Chairman of the Board, the Vice Chairman of the Board, if one is elected, shall preside, when present, at all meetings of the stockholders and the Board of Directors. The Vice Chairman of the Board shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

3.8 Chief Executive Officer. The Chief Executive Officer, if one is elected, shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

3.9 Presidents. The Presidents shall, subject to the direction of the Board of Directors, each have general supervision and control of the Corporation’s business and any action that would typically be taken by a President may be taken by any Co-President. If there is no Chairman of the Board or Vice Chairman of the Board, a President shall preside, when present, at all meetings of stockholders and the Board of Directors. The Presidents shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

3.10 Vice Presidents and Assistant Vice Presidents. Any Vice President (including any Executive Vice President or Senior Vice President) and any Assistant Vice President shall have such powers and shall perform such duties as the Board of Directors may from time to time designate.

3.11 Treasurer and Assistant Treasurers. The Treasurer shall, subject to the direction of the Board of Directors, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. The Treasurer shall have custody of all funds, securities, and valuable documents of the Corporation, except as the Board of Directors may otherwise provide. The Treasurer shall have such other powers and shall perform such duties as the Board of Directors may from time to time designate.

Any Assistant Treasurer shall have such powers and perform such duties as the Board of Directors may from time to time designate.

3.12 Secretary and Assistant Secretaries. The Secretary shall record the proceedings of all meetings of the stockholders and the Board of Directors (including committees of the Board) in books kept for that purpose. In the absence of the Secretary from any such meeting an Assistant Secretary, or if such person is absent, a temporary secretary chosen at the meeting, shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation) and shall have such other duties and powers as may be designated from time to time by the Board of Directors.

Any Assistant Secretary shall have such powers and perform such duties as the Board of Directors may from time to time designate.

3.13 Other Powers and Duties. Subject to these By-laws, each officer of the Corporation shall have in addition to the duties and powers specifically set forth in these By-laws, such duties and powers as are customarily incident to such officer’s office, and such duties and powers as may be designated from time to time by the Board of Directors.

ARTICLE IV Capital Stock

4.1 Certificates of Stock. Each stockholder shall be entitled to a certificate of the capital stock of the Corporation in such form as may from time to time be prescribed by the Board of Directors. Such certificate shall be signed by a President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary. Such signatures may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law. The Corporation shall be permitted to issue fractional shares.

4.2 Transfers. Subject to any restrictions on transfer, shares of stock may be transferred on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require.

4.3 Record Holders. Except as may otherwise be required by law, by the Certificate of Incorporation or by these By-laws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of these By-laws.

It shall be the duty of each stockholder to notify the Corporation of such stockholder’s post office address.

4.4 Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which shall not precede the date on which it is established, and which shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting, more than ten (10) days after the date on which the record date for stockholder consent without a meeting is established, nor more than sixty (60) days prior to any other action. In such case only stockholders of record on such record date shall be so entitled notwithstanding any transfer of stock on the books of the Corporation after the record date.

If no record date is fixed, (a) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held, (b) the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is necessary, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in this state, to its principal place of business, or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded, and (c) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

4.5 Lost Certificates. The Corporation may issue a new certificate of stock in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

ARTICLE V Indemnification

5.1 Definitions. For purposes of this Article V:

(a) “Corporate Status” describes the status of a person who is serving or has served (i) as a Director of the Corporation, (ii) as an Officer of the Corporation, or (iii) as a director, partner, trustee, officer, employee or agent of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person is or was serving at the request of the Corporation. For purposes of this Section 1(a), an Officer or Director of the Corporation who is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary shall be deemed to be serving at the request of the Corporation. Notwithstanding the foregoing, “Corporate Status” shall not include the status of a person who is serving or has served as a director, officer, employee or agent of a constituent corporation absorbed in a merger or consolidation transaction with the Corporation with respect to such person’s activities prior to said transaction, unless specifically authorized by the Board of Directors or the stockholders of the Corporation;

(b) “Director” means any person who serves or has served the Corporation as a director on the Board of Directors of the Corporation;

(c) “Disinterested Director” means, with respect to each Proceeding in respect of which indemnification is sought hereunder, a Director of the Corporation who is not and was not a party to such Proceeding;

(d) “Expenses” means all reasonable attorneys fees, retainers, court costs, transcript costs, fees of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), travel expenses, duplicating costs, printing and binding costs, costs of preparation of demonstrative evidence and other courtroom presentation aids and devices, costs incurred in connection with document review, organization, imaging and computerization, telephone charges, postage, delivery service fees, and all other disbursements, costs or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settling or otherwise participating in, a Proceeding;

(e) “Non-Officer Employee” means any person who serves or has served as an employee or agent of the Corporation, but who is not or was not a Director or Officer;

(f) “Officer” means any person who serves or has served the Corporation as an officer appointed by the Board of Directors of the Corporation;

(g) “Proceeding” means any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, inquiry, investigation, administrative hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative; and

(h) “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other entity of which the Corporation owns (either directly or through or together with another Subsidiary of the Corporation) either (i) a general partner, managing member or other similar interest or (ii) (A) 50% or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other entity, or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other entity.

5.2 Indemnification of Directors and Officers. Subject to the operation of Section 4 of this Article V of these By-laws, each Director and Officer shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment) against any and all Expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such Director or Officer or on such Director’s or Officer’s behalf in connection with any threatened, pending or completed Proceeding or any claim, issue or matter therein, which such Director or Officer is, or is threatened to be made, a party to or participant in by reason of such Director’s or Officer’s Corporate Status, if such Director or Officer acted in good faith and in a manner such Director or Officer reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 2 shall continue as to a Director or Officer after he or she has ceased to be a Director or Officer and shall inure to the benefit of his or her heirs, executors, administrators and personal representatives. Notwithstanding the foregoing, the Corporation shall indemnify any Director or Officer seeking indemnification in connection with a Proceeding initiated by such Director or Officer only if such Proceeding was authorized by the Board of Directors of the Corporation, unless such Proceeding was brought to enforce an Officer or Director’s rights to indemnification or, in the case of Directors, advancement of Expenses under these By-laws in accordance with the provisions set forth herein.

5.3 Indemnification of Non-Officer Employees. Subject to the operation of Section 4 of this Article V of these By-laws, each Non-Officer Employee may, in the discretion of the Board of Directors of the Corporation, be indemnified by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against any or all Expenses, judgments, penalties, fines and amounts reasonably paid in settlement that are incurred by such Non-Officer Employee or on such Non-Officer Employee’s behalf in connection with any threatened, pending or completed Proceeding, or any claim, issue or matter therein, which such Non-Officer Employee is, or is threatened to be made, a party to or participant in by reason of such Non-Officer Employee’s Corporate Status, if such Non-Officer Employee acted in good faith and in a manner such Non-Officer Employee reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The rights of indemnification provided by this Section 3 shall exist as to a Non-Officer Employee after he or she has ceased to be a Non-Officer Employee and shall inure to the benefit of his or her heirs, personal representatives, executors and administrators. Notwithstanding the foregoing, the Corporation may indemnify any Non-Officer Employee seeking indemnification in connection with a Proceeding initiated by such Non-Officer Employee only if such Proceeding was authorized by the Board of Directors of the Corporation.

5.4 Good Faith. Unless ordered by a court, no indemnification shall be provided pursuant to this Article V to a Director, to an Officer or to a Non-Officer Employee unless a determination shall have been made that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal Proceeding, such person had no reasonable cause to believe his or her conduct was unlawful. Such determination shall be made by (a) a majority vote of the Disinterested Directors, even though less than a quorum of the Board of Directors, (b) a committee comprised of Disinterested Directors, such committee having been designated by a majority vote of the Disinterested Directors (even though less than a quorum), (c) if there are no such Disinterested Directors, or if a majority of Disinterested Directors so directs, by independent legal counsel in a written opinion, or (d) by the stockholders of the Corporation.

5.5 Advancement of Expenses to Directors Prior to Final Disposition.

(a) The Corporation shall advance all Expenses incurred by or on behalf of any Director in connection with any Proceeding in which such Director is involved by reason of such Director’s Corporate Status within ten (10) days after the receipt by the Corporation of a written statement from such Director requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Director and shall be preceded or accompanied by an undertaking by or on behalf of such Director to repay any Expenses so advanced if it shall ultimately be determined that such Director is not entitled to be indemnified against such Expenses.

(b) If a claim for advancement of Expenses hereunder by a Director is not paid in full by the Corporation within 10 days after receipt by the Corporation of documentation of Expenses and the required undertaking, such Director may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and if successful in whole or in part, such Director shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such advancement of Expenses under this Article V shall not be a defense to the action and shall not create a presumption that such advancement is not permissible. The burden of proving that a Director is not entitled to an advancement of expenses shall be on the Corporation.

(c) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Director has not met any applicable standard for indemnification set forth in the DGCL.

5.6 Advancement of Expenses to Officers and Non-Officer Employees Prior to Final Disposition.

(a) The Corporation may, at the discretion of the Board of Directors of the Corporation, advance any or all Expenses incurred by or on behalf of any Officer and Non-Officer Employee in connection with any Proceeding in which such is involved by reason of the

Corporate Status of such Officer or Non-Officer Employee upon the receipt by the Corporation of a statement or statements from such Officer or Non-Officer Employee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall reasonably evidence the Expenses incurred by such Officer and Non-Officer Employee and shall be preceded or accompanied by an undertaking by or on behalf of such to repay any Expenses so advanced if it shall ultimately be determined that such Officer or Non-Officer Employee is not entitled to be indemnified against such Expenses.

(b) In any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Officer or Non-Officer Employee has not met any applicable standard for indemnification set forth in the DGCL.

5.7 Contractual Nature of Rights.

(a) The foregoing provisions of this Article V shall be deemed to be a contract between the Corporation and each Director and Officer entitled to the benefits hereof at any time while this Article V is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any Proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

(b) If a claim for indemnification hereunder by a Director or Officer is not paid in full by the Corporation within 60 days after receipt by the Corporation of a written claim for indemnification, such Director or Officer may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, such Director or Officer shall also be entitled to be paid the expenses of prosecuting such claim. The failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of such indemnification under this Article V shall not be a defense to the action and shall not create a presumption that such indemnification is not permissible. The burden of proving that a Director or Officer is not entitled to indemnification shall be on the Corporation.

(c) In any suit brought by a Director or Officer to enforce a right to indemnification hereunder, it shall be a defense that such Director or Officer has not met any applicable standard for indemnification set forth in the DGCL.

5.8 Non-Exclusivity of Rights. The rights to indemnification and advancement of Expenses set forth in this Article V shall not be exclusive of any other right which any Director, Officer, or Non-Officer Employee may have or hereafter acquire under any statute, provision of the Certificate or these By-laws, agreement, vote of stockholders or Disinterested Directors or otherwise.

5.9 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Director, Officer or Non-Officer

Employee, or arising out of any such person’s Corporate Status, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL or the provisions of this Article V.

5.10 Other Indemnification. The Corporation’s obligation, if any, to indemnify any person under this Article V as a result of such person serving, at the request of the Corporation, as a director, partner, trustee, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, employee benefit plan or enterprise.

ARTICLE VI Miscellaneous Provisions

6.1 Fiscal Year. Except as otherwise determined by the Board of Directors, the fiscal year of the Corporation shall end on December 31 of each year.

6.2 Seal. The Board of Directors shall have power to adopt and alter the seal of the Corporation.

6.3 Execution of Instruments. Subject to any limitations which may be set forth in a resolution of the Board of Directors, all deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without director action may be executed on behalf of the Corporation by, a President, or by any other officer, employee or agent of the Corporation as the Board of Directors may authorize.

6.4 Voting of Securities. Unless the Board of Directors otherwise provides, a President, any Vice President or the Treasurer may waive notice of and act on behalf of this Corporation, or appoint another person or persons to act as proxy or attorney in fact for this Corporation with or without discretionary power and/or power of substitution, at any meeting of stockholders or shareholders of any other corporation or organization, any of whose securities are held by this Corporation.

6.5 Resident Agent. The Board of Directors may appoint a resident agent upon whom legal process may be served in any action or proceeding against the Corporation.

6.6 Corporate Records. The original or attested copies of the Certificate of Incorporation, By-laws and records of all meetings of the incorporators, stockholders and the Board of Directors and the stock and transfer records, which shall contain the names of all stockholders, their record addresses and the amount of stock held by each, shall be kept at the principal office of the Corporation, at the office of its counsel, or at an office of its transfer agent.

6.7 Certificate of Incorporation. All references in these By-laws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the Corporation, as amended and in effect from time to time.

6.8 Amendments. These By-laws may be altered, amended or repealed, and new By-laws may be adopted, by the stockholders or by the Board of Directors; provided, that (a) the Board of Directors may not alter, amend or repeal any provision of these By-laws which by law, by the Certificate of Incorporation or by these By-laws requires action by the stockholders and (b) any alteration, amendment or repeal of these By-laws by the Board of Directors and any new By-law adopted by the Board of Directors may be altered, amended or repealed by the stockholders.

6.9 Waiver of Notice. Whenever notice is required to be given under any provision of these By-laws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any meeting needs to be specified in any written waiver or any waiver by electronic transmission.

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